UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to § 240.14a-12

PHILLIPS EDISON & COMPANY, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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PHILLIPS EDISON & COMPANY

2022 Proxy Statement

& Notice of Annual Meeting

Grocery Centered. Community Focused.

G

GROCERY-ANCHORED

R

REGULAR INCOME; STRONG RETURNS

O

OMNI-CHANNEL LANDLORD

W

WELL-ALIGNED & ESTABLISHED

Dear Fellow Stockholder,

2021 was a remarkable year for Phillips Edison & Company, Inc. (Nasdaq: PECO) (“PECO,” “Phillips Edison,” “we” or the “Company”). We delivered strong results both at the property and corporate level, returning to, and in some instances exceeding, pre-COVID occupancy, collection, and income levels, as well as completing a $547.4 million underwritten initial public offering (“IPO”) and a $350 million debut investment grade bond offering. Our 2021 highlights include:

•

Record Occupancy and Leasing Results. The demand for space in our grocery-anchored neighborhood shopping centers is better than we have seen in the 30 years of PECO’s history. The leased occupancy of our portfolio of 268 wholly-owned properties increased to an all-time high of 96.3%. Leasing activity remains strong, and our tenants (whom we call our “Neighbors”) are thriving with quarterly foot traffic surpassing both 2019 and 2020 levels. Net income increased to $17.2 million from $5.5 million for the year ended December 31, 2020. Net income attributable to stockholders totaled $15.1 million, or $0.15 per diluted share, compared to $4.8 million, or $0.05 per diluted share, during the year ended December 31, 2020. Same-Center Net Operating Income (“NOI”)* increased 8.2% to $346.8 million compared to $320.4 million during the year ended December 31, 2020. Same-Center NOI increased 3.9%, compared to the year ended December 31, 2019. Core Funds From Operations (“FFO”)* increased 16% to $255.0 million, or $2.19 per diluted share, compared to $220.4 million, or $1.98 per diluted share during the year ended December 31, 2020. We continue to be encouraged about our growth prospects.

•

Underwritten IPO and Inaugural Investment Grade Bond Offering. We successfully executed our underwritten IPO on July 19, 2021, where we generated $547.4 million of gross proceeds, including the full exercise of the over-allotment (“greenshoe”) option. The newly issued common stock began trading on Nasdaq on July 15, 2021, under the ticker “PECO,” completing the final step towards full liquidity for our existing investors in January 2022. In October 2021, we completed our debut investment grade bond offering, raising $350 million of 10-year unsecured bonds at a fixed coupon of 2.625%. We have received investment grade ratings from both S&P and Moody’s, underscoring the quality of our portfolio and business strategy. We have one of the strongest balance sheets in the shopping center REIT industry with substantial growth capital and balance sheet capacity to expand our portfolio and drive earnings.

•

Targeted External Growth. During our IPO, we laid out a strategy to grow our portfolio through net acquisitions of $1 billion over three years. In the second half of 2021, we achieved net acquisitions of over $175 million toward this goal. Due to our strong balance sheet, we believe we can continue to grow our portfolio over the next several years and achieve our goal.

•

Focused on Environmental, Social, and Governance (“ESG”). Being a responsible corporate citizen has always been integral to our corporate strategy, which is designed to drive accountability in all aspects of our business with the overarching goal of achieving long-term growth and value creation for our stakeholders. We participate in the Global Real Estate Sustainability Benchmark (“GRESB”) Real Estate Assessment and realized a 9% increase in our GRESB scoring from 2020 to 2021 assessments. As part of our ongoing commitment to ESG, in 2021, we established a dedicated cross-functional “ESG Team” to better quantify the qualitative components of our ESG goals and provide greater transparency to our stakeholders. Additionally, we encourage and strongly support associate-led programs that give our associates opportunities to effect positive change within PECO, our industry and our communities. The positive PECO culture contributed to the Cincinnati Enquirer recognizing PECO as a top place to work in Cincinnati for the fifth consecutive year.

*	See Annex A starting on page A-1 for definitions and reconciliations of non-GAAP (as defined below) metrics.

•

Dividend Increase. On September 28, 2021, we announced that our Board of Directors (the “Board”) unanimously approved a 6% increase to the monthly distribution. The monthly dividend rate is now $0.09 per share, which, if annualized, equals a rate of $1.08 per share. We believe we can continue to grow our distribution as we grow the cash flow from our properties.

As we look to 2022, we find ourselves returning to times of uncertainty. There is economic uncertainty around inflation and rising interest rates, along with global political instability. In challenging times, this further underscores the relevance and resilience of grocery-anchored shopping centers that deliver necessity-based goods and services to the average American.

PECO GROW has been a roadmap for us that we believe positions us to outperform as we look ahead.

G: Grocery-Anchored. Since our founding over 30 years ago, our exclusive focus has been owning and operating neighborhood grocery-anchored shopping centers. Our centers provide necessity-based goods and services, which drive regular and recurring foot traffic from customers in the 3-mile trade area.

R: Regular Income; Strong Returns. Our differentiated strategy and operational expertise have resulted in regular income and strong returns for our investors. We have distributed over $1.4 billion to our stockholders in the form of monthly distributions since 2010 and just increased the monthly distribution by 6%.

O: Omni-Channel Landlord. We are an omni-channel landlord, which allows us to capitalize on the future of retail real estate. Our grocery-anchored centers are complementary to e-commerce and are thriving in today’s omni-channel environment. Our brick-and-mortar centers are a critical component to both last mile delivery and buy-online and pick-up in store commerce for our retailers.

W: Well-Aligned & Established. Lastly, we are well-aligned with our investors. As of the date of this letter, our management team owns 8% of the Company, which represents over $315,000,000 invested alongside you. We have meaningful skin in the game and are committed to driving stockholder value. As PECO’s largest stockholder, it’s important for you to know that I have never sold a share of PECO stock, and I have no plans to sell my shares.

We appreciate your confidence in our team and your support. We could not be more excited about the future of PECO as we look towards 2022 and beyond, and we sincerely thank you for your investment.

As always, please do not hesitate to reach out if you have any questions.

Sincerely, Jeff Edison Stockholder, Co-founder, Chairman & CEO Phillips Edison & Company, Inc.

Contact our investor relations team:

Transfer Agent - Computershare: (888) 518-8073

Phillips Edison & Company, Inc.: (833) 347-5717

Email Investor Relations: InvestorRelations@phillipsedison.com

Notice of Annual Meeting of Stockholders

2022 ANNUAL MEETING INFORMATION

Dear Stockholder:

The 2022 Annual Meeting of Stockholders (“Annual Meeting”) of Phillips Edison & Company, Inc., a Maryland corporation (the “Company” or “PECO”) will be held solely via live webcast at www.virtualshareholdermeeting.com/PECO2022, on Thursday, June 16, 2022, beginning at 10:00 A.M. Eastern Time, to consider and vote upon the following matters:

1.  Election of eight directors to serve until the 2023 Annual Meeting of Stockholders and until their respective successors are duly elected and qualify.

2.  Approval, in a non-binding vote, of an advisory resolution approving executive compensation as described in the enclosed proxy statement.

3.  Ratification of the appointment of Deloitte & Touche, LLP as our independent registered public accounting firm for fiscal year 2022.

DATE: Thursday, June 16, 2022 WHERE: www.virtualshareholdermeeting. com/PECO2022 TIME: 10:00 A.M. Eastern Time RECORD DATE: March 18, 2022

Holding the Annual Meeting via live webcast allows us to communicate in a more cost-efficient, environmentally conscious manner with a larger number of our stockholders and to promote greater stockholder participation in the meeting. To attend the Annual Meeting, you will need the 16-digit control number included on your Notice Regarding the Internet Availability of Proxy Materials, on your proxy card, or on the instructions that accompany your proxy materials. We will start the online check-in process at 9:45 A.M. Eastern Time. Please allow ample time to complete the online check-in procedures.

YOUR VOTE IS VERY IMPORTANT! You are entitled to vote and participate in the Annual Meeting if you were a stockholder of record at the close of business on March 18, 2022. If you own shares in a brokerage account, please instruct your broker on how to vote your shares. Under the rules of the New York Stock Exchange (“NYSE”), your broker is not allowed to vote your shares without your instruction (except for Proposal #3 above). Although our common stock trades on the Nasdaq Stock Market (“Nasdaq”), the NYSE rules affect us because most of the shares of common stock held in brokerage accounts are held with NYSE-member brokers. Stockholders have the following three options for submitting their votes by proxy:

ONLINE AT www.proxyvote.com/peco	BY TELEPHONE AT 1-800-690-6903	BY MAIL Vote Processing, c/o Broadridge 51 Mercedes Way Edgewood, NY 11717

By Order of the Board of Directors,

Tanya E. Brady

General Counsel, Chief Ethics & Compliance Officer,

Executive Vice President and Secretary

Dated: March 25, 2022

2022 PROXY STATEMENT

Cautionary Note Regarding Forward-Looking Statements

Certain statements contained in this proxy statement, other than historical facts, may be considered forward-looking statements within the meaning of the Securities Act of 1933, as amended (the “Securities Act”), Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the Private Securities Litigation Reform Act of 1995 (collectively with the Securities Act and Exchange Act, the “Acts”). These forward looking statements are based on current expectations, estimates and projections about the industry and markets in which we operate, and beliefs of, and assumptions made by, management of our Company and involve uncertainties that could significantly affect our financial results. We intend for all such forward-looking statements to be covered by the applicable safe harbor provisions for forward-looking statements contained in the Acts. Such forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “will,” “can,” “expect,” “intend,” “anticipate,” “estimate,” “believe,” “continue,” “possible,” “initiatives,” “focus,” “seek,” “objective,” “goal,” “strategy,” “plan,” “potential,” “potentially,” “preparing,” “projected,” “future,” “long-term,” “once,” “should,” “could,” “would,” “might,” “uncertainty,” or other similar words. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date this report is filed with the Securities and Exchange Commission (the “SEC”).

Additional important factors that could cause actual results to differ are described in the filings made from time to time by the Company with the SEC and include the risk factors and other risks and uncertainties described in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021 filed with the SEC on February 16, 2022, as such factors may be updated from time to time in the Company’s periodic filings with the SEC, which are accessible on the SEC’s website at www.sec.gov. Except as required by law, we do not undertake any obligation to update or revise any forward-looking statements contained in this proxy statement.

2022 PROXY STATEMENT

2022 Proxy Statement Summary

The following summary is intended to provide a broad overview of the items that you will find elsewhere in this proxy statement. As this is only a summary, we encourage you to read this proxy statement in its entirety for more information about these topics prior to voting.

ANNUAL MEETING OF STOCKHOLDERS:	PROPOSAL	BOARD’S VOTING RECOMMENDATION	PAGE REFERENCES (for more detail)

DATE: Thursday, June 16, 2022 WHERE: www. virtualshareholdermeeting.com/ PECO2022 TIME: 10:00 A.M., Eastern Time RECORD DATE: March 18, 2022	Election of Directors	FOR EACH NOMINEE	8
	Advisory Resolution to Approve Executive Compensation	FOR	61
	Ratification of Independent Accountants	FOR	62

PROXY VOTING METHODS

If at the close of business on March 18, 2022, you were a stockholder of record, you may authorize a proxy to vote in accordance with your instructions online, by telephone or by mail, if you have requested or received a paper copy of the proxy materials by mail, or you may vote at the virtual Annual Meeting. For shares held through a broker, bank or other nominee, please refer to information from your broker, bank or other nominee on how to submit voting instructions.

If you are a stockholder of record and are authorizing a proxy by internet, telephone or mail, as described below, your proxy must be received by 11:59 P.M. Eastern Time on June 15, 2022 to be counted.

To authorize a proxy if you are a stockholder of record:

ONLINE AT www.proxyvote.com/peco	BY TELEPHONE AT 1-800-690-6903	BY MAIL Vote Processing, c/o Broadridge 51 Mercedes Way Edgewood, NY 11717

YOUR VOTE IS IMPORTANT TO US. THANK YOU FOR VOTING.

THE ANNUAL MEETING WILL BE HELD ONLINE ON JUNE 16, 2022 AT 10:00 A.M. EASTERN TIME SOLELY VIA LIVE WEBCAST.

Stockholders will not be permitted to physically attend the Annual Meeting. You can access the virtual Annual Meeting at www.virtualshareholdermeeting.com/PECO2022. Holding the Annual Meeting via live webcast allows us to communicate in a more cost-efficient, environmentally conscious manner with a larger number of stockholders and to promote greater stockholder participation in the meeting. The virtual meeting has been designed to provide the same rights to participate as you would have at an in-person meeting.

To attend the Annual Meeting, you will need the 16-digit control number included in your Notice Regarding the Internet Availability of Proxy Materials, on your proxy card, or on the instructions that accompany your proxy materials. The Annual Meeting will begin promptly at 10:00 A.M. Eastern Time. Online check-in will begin at 9:45 A.M. Eastern Time, and you should allow ample time for the online check-in procedures.

2022 PROXY STATEMENT	1

About PECO

PECO is one of the nation’s largest owners and operators of omni-channel grocery-anchored shopping centers. As of February 28, 2022, we own, directly and indirectly, 291 shopping centers. Our portfolio primarily consists of neighborhood centers anchored by the #1 or #2 grocer tenants by sales within their respective formats by trade area. Our Neighbors are a mix of national, regional, and local retailers that primarily provide necessity-based goods and services.

Our goal is to create great grocery-anchored shopping center experiences and improve our communities, one center at a time.

We seek to achieve this objective by generating recurring cash flows, income growth, and capital appreciation for our stockholders through our differentiated and focused strategy, responsible balance sheet management, and integrated operating platform.

2022 PROXY STATEMENT	2

2021 Performance Highlights

2021 was a year of strong operational and financial performance for us, highlighted by our underwritten IPO. Our financial and operational achievements during 2021, as highlighted below, have us well-positioned to generate external growth and internal growth from our existing portfolio.

$17.2M NET INCOME	$547.4M UNDERWRITTEN IPO GROSS PROCEEDS

$604.8M TOTAL LIQUIDITY AT DECEMBER 31, 2021	Baa3/BBB- INVESTMENT GRADE RATINGS

96.3% LEASED OCCUPANCY OF WHOLLY- OWNED PROPERTIES	96.7% ABR FROM OMNI- CHANNEL GROCERY- ANCHORED SHOPPING CENTERS

2022 PROXY STATEMENT	3

Financial Highlights

$17.2M net income; increase of $11.8M from a year ago	$892.8M of capital raised from our underwritten IPO and issuance of senior notes due 2031	Baa3 and BBB- investment grade ratings achieved from Moody’s Investment Services and S&P Global Ratings	$0.21 improvement to $2.19 of Core FFO per diluted share

8.2% growth to $346.8M of Same-Center NOI	6.0% increase in monthly distribution rate beginning October 2021 to $0.09 per month	17.5% reduction in net outstanding debt obligations, including the pay down or refinancing of $1.1B in term loan debt	5.6x net debt to Adjusted EBITDAre* - annualized compared to 7.3x a year ago

Portfolio Highlights

96.3% leased occupancy as of December 31, 2021, an increase of 160 basis points from a year ago	96.7% ABR from omni-channel grocery-anchored shopping centers as of December 31, 2021	71.6% ABR from Neighbors providing necessity-based goods and services as of December 31, 2021	99% of monthly billings collected during the second half of 2021; returning to pre-COVID levels

Operational Highlights

$307.6M of asset acquisitions in 2021	87.8% Portfolio Retention Rate of expiring leases	8.0% comparable rent spreads for total executed new, renewal, and option leases compared to 5.4% in 2020	$59.2M of development and redevelopment projects completed or in process

*	See Annex A starting on page A-1 for definitions and reconciliations of non-GAAP metrics.

2022 PROXY STATEMENT	4

Corporate Governance Features

Our Board and executive management team are committed to excellence in corporate governance. Our Board has adopted Corporate Governance Guidelines that set forth the Board’s responsibility for oversight of the business and affairs of the Company as well as guidelines for determining director independence and consideration of potential nominees to the Board. These policies and guidelines can be found on the Company’s website at www.phillipsedison.com/investors/governance.

BOARD COMPOSITION

ONGOING BEST PRACTICES

Through the Nominating and Governance Committee, the Board directly and regularly reviews developments in corporate governance and best practices and makes modifications to the committee charters and other key governance documents, policies and practices as necessary or desirable. As part of our commitment to excellence in corporate governance, the following are examples of some of our policies that align more fully with current best practices:

2022 PROXY STATEMENT	5

SUMMARY OF KEY CORPORATE GOVERNANCE FEATURES

2022 PROXY STATEMENT	6

Environmental, Social and Governance Highlights

Being a responsible corporate citizen has always been integral to our corporate strategy, and we operate under a clear mission statement of “creating great omni-channel grocery-anchored shopping experiences and improving our communities, one shopping center at a time.” With the goal of better quantifying the qualitative components of our corporate responsibility values and providing greater transparency to our stakeholders, in 2021, we established an internal cross-functional ESG Team consisting of our department heads from Portfolio Management, Construction, Property Management, Leasing, Investor Relations, Marketing, Human Resources, and Legal. Our full Board oversees each of our corporate social responsibility, ESG and enterprise risk management programs, and our Audit Committee oversees our robust ethics and compliance program. We recently began participating in the GRESB Real Estate Assessment using the GRI reporting standards, and our Corporate Social Responsibility Report is designed to align with a number of the 17 United Nations Sustainable Development Goals. Emblematic of our ongoing commitment to sustainability, we highlight the following achievements:

•

to further reduce energy consumption, the installation of over 3.5 million square feet of white reflective roofing was completed, resulting in over 900,000 kWh in savings and contributing to the minimalization of heat islands;

•	our exterior lighting program included the installation of 54 LED retrofits in 2021, bringing the total number of centers retrofitted to 249 and savings of 8.6 million kWH produced annually; and

•	since the inception of the smart water control program, realization of 285.3 million gallons of water saved by PECO.

Additionally, we encourage and strongly support a number of associate-led programs that give our associates opportunities to effect positive change within PECO, our industry and our communities. Our local teams and property managers are passionate about the Neighbors they work with daily and the communities in which our properties operate, which helps drive great shopping experiences at our centers and improves the surrounding communities.

2022 PROXY STATEMENT	7

Proposal 1: Election of Directors

You are being asked to elect eight director nominees to serve on our Board until the Company’s 2023 annual meeting of stockholders and until their respective successors are duly elected and qualify. Our nominees were selected by the Board, based on the recommendation of the Nominating and Governance Committee. All eight nominees currently serve on our Board. All nominees are willing to serve as directors, but if any of them should decline or be unable to act as a director, the individuals designated in the proxy cards as proxies will exercise the discretionary authority provided to vote for the election of such substitute nominee recommended by our Nominating and Governance Committee.

OUR DIRECTOR NOMINEES

The director nominees represent a broad diversity of experience, professions, skills, geographic representation and backgrounds, enabling the Board to lead and advise PECO on its most important matters. The majority of our director nominees have decades of leadership experience in real estate, finance and investment, including institutional experience with PECO and the real estate investment trust (“REIT”) industry, and those who have joined our Board more recently bring new perspectives and insights, including in areas like sustainability. This breadth of experience enables our Board to help guide our strategy and oversee its execution by management. Several of our director nominees have served on boards of other public companies, which we believe is valuable in our new stage as a publicly-traded company, and each of our director nominees has demonstrated prudent judgment and integrity in highly competitive businesses.

The names and ages of the director nominees, together with certain biographical information and the experience, qualifications, attributes, and skills that led the Board to nominate and recommend that the director nominees continue to serve as directors are set forth below.

THE BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE ELECTION OF EACH OF THE DIRECTOR NOMINEES.

2022 PROXY STATEMENT	8

Proposal 1: Election of Directors

Jeffrey S. Edison Chairman Director Since 2009 Age 61	Mr. Edison is our co-founder and has served as our Chairman of the Board and Chief Executive Officer since December 2009 and also served as President from October 2017 to August 2019. Mr. Edison also served as Chairman of the Board and Chief Executive Officer of Phillips Edison Grocery Center REIT III, Inc. (“REIT III”) from April 2016 through the date it merged with PECO in October 2019, and served as Chairman of the Board and Chief Executive Officer of Phillips Edison Grocery Center REIT II, Inc. (“REIT II”) from 2013 through the date it merged with PECO in November 2018. Mr. Edison co-founded Phillips Edison Limited Partnership (“PELP”) and has served as a principal of it since 1995. Before founding Phillips Edison, Mr. Edison was a senior vice president from 1993 until 1995 and was a vice president from 1991 until 1993 at Nations Bank’s South Charles Realty Corporation. Mr. Edison was employed by Morgan Stanley Realty Incorporated from 1987 until 1990, and was employed by The Taubman Company from 1984 to 1987. Mr. Edison holds a Bachelor of Arts in mathematics and economics from Colgate University and a Master of Business Administration from Harvard University. In determining that he should serve as a director, our Board considered Mr. Edison’s extensive experience of more than 30 years in the commercial real estate industry, his leadership skills, integrity and judgment and the deep knowledge of the Company and its assets he brings as our co-founder.

Leslie T. Chao Lead Independent Director Director Since 2010 Age 65 Committee Membership: • Audit Committee (Chair) • Nominating and Governance Committee

Mr. Chao has served as a director since July 2010 and as Lead Independent Director since November 2017. He retired in 2008 as Chief Executive Officer of Chelsea Property Group, Inc., a New York Stock Exchange (“NYSE”) listed shopping center real estate investment trust (“REIT”) with operations in the United States, Asia and Mexico (now part of Simon Property Group, NYSE: SPG), previously serving as President and Chief Financial Officer. He has been a board member of London- based Value Retail PLC since 2009; and a co-founder and chairman of entities comprising Value Retail China, a privately-held owner/developer of retail properties, since 2012. From 2005 to 2008, he was an inaugural member of the board of Link REIT, the first publicly-listed and largest REIT in Hong Kong. Earlier in his career, Mr. Chao was with Manufacturers Hanover Corporation (now part of JPMorgan Chase & Co.), ending in 1987 as a Vice President in the bank holding company treasury group. He received an MBA from Columbia University and an AB from Dartmouth College, where he is a member of the President’s Leadership Council and the advisory board of the Hopkins Center for the Arts. He is based in New York City. In determining that he should serve as a director, our Board considered Mr. Chao’s extensive domestic and international commercial real estate expertise, accounting and financial management expertise, public company director experience, integrity, judgment, leadership skills, and independence from management and our affiliates.

2022 PROXY STATEMENT	9

Elizabeth O. Fischer Director Since 2019 Age 62 Committee Membership: • Audit Committee • Nominating and Governance Committee (Chair)

Ms. Fischer joined Goldman Sachs & Co. LLC in 1998 and most recently served as Managing Director of the Bank Debt Portfolio Group from 2010 until her retirement in May 2019, where she managed Leveraged Finance led syndicated loans. She also served four years as co-head of Goldman Sachs’ firm-wide Women’s Network for the Americas. Prior to joining Goldman Sachs, she held various positions in the leveraged finance, syndications, and risk management group at the Canadian Imperial Bank of Commerce (CIBC). Ms. Fischer began her career at KPMG LLP. She holds a Bachelor of Arts from Colgate University and a Master of Business Administration from New York University. In determining that she should serve as a director, our Board considered Ms. Fischer’s extensive financial and investment expertise, leadership skills, integrity, judgment, and independence from management and our affiliates.

Paul J. Massey, Jr. Director Since 2010 Age 62 Committee Membership: • Nominating and Governance Committee • Compensation Committee	Mr. Massey began his career in 1983 at Coldwell Banker Commercial Real Estate Services, now CBRE, in Midtown Manhattan, first as the head of the market research department, and next as an investment sales broker. Together with partner Robert A. Knakal, he founded Massey Knakal Realty Services, which became New York City’s largest investment property sales brokerage firm, of which Mr. Massey served as Chief Executive Officer. With 250 sales professionals serving more than 200,000 property owners, Massey Knakal Realty Services was ranked as New York City’s #1 property sales company in transaction volume by the CoStar Group, a national, independent real estate analytics provider. With more than $4.0 billion in annual sales, Massey Knakal was also ranked as one of the nation’s largest privately-owned real estate brokerage firms. On December 31, 2014, Massey Knakal was sold to global commercial real estate firm Cushman & Wakefield, Inc., for which Mr. Massey served as President - New York Investment Sales through April 2018. In July 2018, Mr. Massey founded B6 Real Estate Advisors, a real estate brokerage firm in New York City, and currently serves as its Chief Executive Officer. In 2007, Mr. Massey was the recipient of the Real Estate Board of New York’s (“REBNY”) prestigious Louis B. Smadbeck Broker Recognition Award. Mr. Massey also serves as Chair for REBNY’s Ethics and Business Practice Subcommittee, was a director on the Commercial Board of Directors of REBNY, is Chairman of the Board of Trustees of the Roxbury Latin School, and serves as a chair or member of numerous other committees. He served as a director of REIT II from July 2014 to August 2017. Mr. Massey holds a Bachelor of Arts in economics from Colgate University. In determining that he should serve as a director, our Board considered Mr. Massey’s extensive experience in the commercial real estate industry, his integrity, judgment, leadership skills, and independence from management and our affiliates.

2022 PROXY STATEMENT	10

Stephen R. Quazzo Director Since 2013 Age 62 Committee Membership: • Audit Committee	Mr. Quazzo is co-founder and Chief Executive Officer of Pearlmark Real Estate, L.L.C. From 1991 to 1996, Mr. Quazzo served as President of Equity Institutional Investors, Inc., a subsidiary of investor Sam Zell’s private holding company, Equity Group Investments, Inc. Mr. Quazzo was responsible for raising equity capital and performing various portfolio management services in connection with the firm’s real estate investments, including institutional opportunity funds and public REITs. Prior to joining the Zell organization, Mr. Quazzo was in the Real Estate Department of Goldman, Sachs & Co., where he was a vice president responsible for the firm’s real estate investment banking activities in the Midwest. Mr. Quazzo holds a Bachelor of Arts and a Master of Business Administration from Harvard University, where he has served as a Director of the Alumni Association for the college and as a member of the Board of Dean’s Advisors for the business school. He is a Trustee of the Urban Land Institute (“ULI”), Trustee and past Chair of the ULI Foundation, a member of the Pension Real Estate Association, and a licensed real estate broker in Illinois. In addition, Mr. Quazzo currently serves a director of Marriott Vacations Worldwide (NYSE: VAC) and previously served as a director of ILG, Inc. (Nasdaq: ILG) until September 2018 and Starwood Hotels & Resorts Worldwide, Inc. (NYSE: HOT) until September 2016. He also sits on a number of non-profit boards, including Rush University Medical Center, the Chicago Symphony Orchestra Endowment, the Chicago Parks Foundation, and Deerfield Academy. In determining that he should serve as a director, our Board considered Mr. Quazzo’s extensive experience in the commercial real estate industry, together with his extensive investment management expertise, public company director experience, leadership skills, integrity, judgment, and independence from management and our affiliates.

Jane E. Silfen Director Since 2019 Age 36 Committee Membership: • Compensation Committee

Ms. Silfen is the founder and owner of Mayfair Advisors LLC, which was founded in 2019 to advise clients on sustainability and clean technology investment opportunities. Since 2015, she also has served as Vice President at Mayfair Management Co., Inc., a New York City-based family office, where she is responsible for overseeing and making public and private investments. Ms. Silfen currently serves as a director of HercuTech, Inc. Ms. Silfen began her career in investment banking at Goldman Sachs and later served as Vice President at Encourage Capital, LLC. She holds a Bachelor of Arts from the University of Pennsylvania and a Master in Public Policy and Master of Business Administration from Harvard University. In determining that she should serve as a director, our Board considered Ms. Silfen’s investment experience, clean technology and sustainability expertise, integrity, judgment, and independence from management and our affiliates.

2022 PROXY STATEMENT	11

John A. Strong Director Since 2018 Age 61 Committee Membership: • Compensation Committee (Chair)

Since July 2010, Dr. Strong has served as Chairman and Chief Executive Officer of Bankers Financial Corporation, a diversified financial services company for outsourcing solutions for claims, policy and flood products for insurers; insurance tracking for lenders; human resources solutions for small business; warranties for consumer electronics and new homes; insurance and maintenance services for properties, businesses and builders; and surety bonds for bail. From 2005 to 2010, he served as the President and Managing Partner of Greensboro Radiology. Since 2007, Dr. Strong has served as a board member of Bankers Financial Corporation. He previously served as a director of REIT II from May 2017 to November 2018 when it merged into PECO. Dr. Strong holds a Bachelor of Science in mathematics from Duke University and a Doctor of Medicine degree from Michigan State University College of Human Medicine as well as his residency and fellowship in radiology from Duke University. In determining that he should serve as a director, our Board considered Dr. Strong’s financial and management expertise, judgment, leadership skills, and independence from management and our affiliates.

Gregory S. Wood Director Since 2016 Age 63 Committee Membership: • Audit Committee	Mr. Wood has been Executive Vice President and Chief Financial Officer of EnergySolutions, Inc., a leading services provider to the nuclear industry, since June 2012. Prior to that, Mr. Wood held the role of Chief Financial Officer at numerous public and private companies, including Actian Corporation, Silicon Graphics, Liberate Technologies, and InterTrust Technologies. Mr. Wood was a director of Steinway Musical Instruments, Inc. from October 2011 to October 2013, where he also served as Chairman of the Audit Committee. Mr. Wood, formerly a certified public accountant, holds a Bachelor of Business Administration in accounting from the University of San Diego and a Juris Doctor from the University of San Francisco School of Law. In determining that he should serve as a director, our Board considered Mr. Wood’s accounting and financial management expertise, public company director experience, integrity, judgment, and independence from management and our affiliates.

2022 PROXY STATEMENT	12

VOTE REQUIRED

Election of each of the nominees requires the affirmative vote of the majority of total votes cast with respect to his or her election (that is, the number of votes cast “FOR” the nominee must exceed the number of votes cast “AGAINST” the nominee). Votes cast include votes against but exclude abstentions and broker non-votes with respect to a nominee’s election, and abstentions and broker non-votes will have no effect on the election of any director. The majority voting standard does not apply, however, in a contested election where the number of director nominees exceeds the number of directors to be elected at an annual meeting of stockholders. In such circumstances, directors will instead be elected by a plurality of all the votes cast at the annual meeting at which a quorum is present. The election of directors at our Annual Meeting this year is not contested.

2022 PROXY STATEMENT	13

Corporate Governance

BOARD LEADERSHIP STRUCTURE

The Board believes it should have the flexibility to periodically (i) determine the leadership structure that is best for the Company and (ii) review such structure to determine whether it continues to serve the Company and its stockholders. The current leadership structure of the Board features the following:

CHAIRMAN OF THE BOARD	Mr. Jeffrey S. Edison

LEAD INDEPENDENT DIRECTOR	Mr. Leslie T. Chao

BOARD COMMITTEES	Independent directors only

Since the Chairman of the Board is an employee of the Company, the Board also elects a Lead Independent Director from its independent directors. The Board believes this leadership structure provides a well-functioning and effective balance between strong management leadership and appropriate oversight by the Lead Independent Director. With Mr. Edison as both Chief Executive Officer and Chairman of the Board, Mr. Chao as the Lead Independent Director, and committees comprised exclusively of independent directors, the Board believes this is the optimal structure to guide the Company and maintain the focus required to achieve the business goals and grow stockholder value.

Chairman of the Board

As Chairman of the Board, Mr. Edison presides over stockholder and Board meetings, oversees the setting of the agenda for those meetings and the dissemination of information about the Company to the Board, and represents the Company at public events. Mr. Edison has served as our Chairman of the Board and Chief Executive Officer since December 2009.

Lead Independent Director

Mr. Chao has served as our Lead Independent Director since November 2017. The Chairman and Chief Executive Officer consults periodically with the Lead Independent Director on Board matters, Board agendas, and issues facing the Company. In addition, the Lead Independent Director: (i) serves as the principal liaison between the Chairman of the Board and the independent directors; (ii) presides at all meetings of the Board at which the Chairman is not present, including executive sessions of the independent directors; and (iii) performs such other duties as may be assigned by the Board.

The Lead Independent Director serves as the principal liaison between the Chairman of the Board and the independent directors.

2022 PROXY STATEMENT	14

Director Independence

Currently, our Board consists of eight directors. Seven of our eight directors and all members of the Audit Committee, the Compensation Committee and the Nominating and Governance Committee are “independent” as defined by the rules of Nasdaq. The Nasdaq independence standards provide that to qualify as an independent director, in addition to satisfying certain bright-line criteria, the Board must affirmatively determine that a director has no material relationship with the Company that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The Board has determined that each of our non-employee directors is “independent” as defined by Nasdaq.

Executive Sessions of Independent Directors

The independent directors hold regularly scheduled executive sessions of the Board and each of its committees without the presence of senior management and the non-independent director. The Lead Independent Director chairs the executive sessions of the Board, and the chairs of the applicable committees chair the executive sessions of the committee meetings. In 2021, the independent directors met in executive session at all regularly scheduled Board and committee meetings.

In 2021, the independent directors met in executive session at all of the regularly scheduled Board and committee meetings held.

Attendance

The Board held 5 meetings in 2021. During 2021, each director attended 100% of the meetings of the Board and each committee of the Board on which he or she then served. Each of the directors then serving on the Board attended the 2021 annual meeting of stockholders. Each director is expected to make reasonable efforts to attend all meetings of the Board and committees on which the director serves, as well as the Company’s annual meeting.

2022 PROXY STATEMENT	15

BOARD DIVERSITY MATRIX

The table below provides certain highlights of the composition of our Board members and nominees as of March 25, 2022. Each of the categories listed in the table below has the meaning as it is used in Nasdaq Rule 5605(f).

Board Diversity Matrix (As of March 25, 2022)
Board Size:

Total Number of Directors			8

Gender:	Male	Female	Non- Binary	Gender Undisclosed
Number of directors based on gender identity	6	2
Number of directors who identify in any of the categories below:
African American or Black
Alaskan Native or American Indian
Asian	1
Hispanic or Latinx
Native Hawaiian or Pacific Islander
White	5	2
Two or More Races or Ethnicities
LGBTQ+
Undisclosed

BOARD COMMITTEES

The Board has established three standing committees: an Audit Committee, a Compensation Committee, and a Nominating and Governance Committee. The current chairs and members of each committee are set forth below:

	Audit Committee	Compensation Committee	Nominating and Governance Committee

Leslie T. Chao	Chair		Member

Elizabeth O. Fischer	Member		Chair

Paul J. Massey, Jr.		Member	Member

Stephen R. Quazzo	Member

Jane E. Silfen		Member

John A. Strong		Chair

Gregory S. Wood	Member

The principal functions of each committee are described briefly below. Additionally, our Board may from time to time establish other committees to facilitate our Board’s oversight of management of the business and affairs of our Company. Each committee’s charter is available on our website at www.phillipsedison.com/investors/governance.

2022 PROXY STATEMENT	16

AUDIT COMMITTEE
Total Members:	4	✓ Mr. Chao, Chair, “audit committee financial expert”
		✓ All members independent
2021 Meetings:	4	✓ All members “financially literate” per Nasdaq rules

Duties and Responsibilities:

•	Oversee the reporting processes and financial exposure of the Company

•	Select and engage the Company’s independent registered public accounting firm

•	Monitor the integrity of the financial statements

•	Oversee our system of internal control over financial reporting established by our management, and our audit and financial reporting process

•	Review and monitor our compliance programs, and oversee our compliance with applicable laws and regulations

•	Oversee, review and periodically update the Company’s Code of Business Conduct and Ethics and the Company’s system to monitor compliance and enforce the Code of Business Conduct and Ethics

Requirements:

•	Mr. Chao, Audit Committee Chair, qualifies as an “audit committee financial expert” as defined by applicable SEC regulations

•	All members of the Audit Committee satisfy the independence requirements of Nasdaq and the independence rules for members of the Audit Committee issued by the SEC

•	Each member of the Audit Committee is “financially literate” within the meaning of the Nasdaq rules

Audit Committee duties and responsibilities are set forth in further detail in the Audit Committee Charter, which may be found on our website: www.phillipsedison.com/investors/governance

2022 PROXY STATEMENT	17

COMPENSATION COMMITTEE
Total Members:	3	✓ Mr. Strong, Chair
2021 Meetings:	6	✓ All members independent

Duties and Responsibilities:

•	Establish and preside over the overall compensation philosophy of the Company

•	Review and approve corporate goals and objectives relevant to the Chief Executive Officer and other executive officers’ compensation, including annual performance objectives, if any

•	Evaluate and approve director and executive officer compensation plans, policies and programs

•	Assess executive compensation risk and balance it so Company executives are not incentivized to take actions which create unnecessary risk for the Company

•	Review and discuss with management the Compensation Discussion and Analysis (‘‘CD&A’’) required to be included in our proxy statement for the annual meeting of stockholders

•	Make recommendations as to whether the CD&A should be included in such proxy statement

•	Review and monitor all employee retirement, profit sharing and benefit plans of the Company

•	Monitor executive compliance with the rules and guidelines of our equity-based plans

•	Provide a Compensation Committee Report in compliance with the applicable federal securities laws and regulations

Requirements:

•	No member of the Compensation Committee was an officer or employee of the Company during 2021

•

No member of the Compensation Committee is a former officer of the Company or was a party to any related party transaction involving the Company required to be disclosed under Item 404 of Regulation S-K during 2021

•

During 2021 none of our executive officers served on the board of directors or on the compensation committee of any other entity that has or had executive officers serving as a member of the Board or the Compensation Committee

•	All members of our Compensation Committee satisfy the independence requirements of Nasdaq and the independence rules for members of the Compensation Committee issued by the SEC

Compensation Committee duties and responsibilities are set forth in further detail in the Compensation Committee Charter, which may be found on our website: www.phillipsedison.com/investors/governance

2022 PROXY STATEMENT	18

Nominating and Governance Committee*
Total Members:	3	✓ Ms. Fischer, Chair
2021 Meetings:	1	✓ All members independent

*	Established in connection with our underwritten IPO.

Duties and Responsibilities:

•	Establish criteria and qualifications for new directors

•	Identify high-quality individuals with the skills and experience for nomination to the Board

•	Evaluate candidates for nomination to the Board, including those recommended by stockholders

•	Review and make recommendations concerning the size, structure and composition of the Board

•	Recommend members of the Board to serve on Board committees and, if required, recommend the removal of committee member(s)

•	Lead the annual Board performance review

•	Consider possible conflicts of interest of directors and executive officers and questions of director independence

•	Establish corporate governance practices, guidelines and policies to adopt for the Company

Additional Item of Note:

•	All members satisfy the independence requirements of Nasdaq and the independence rules for members of the Nominating and Governance Committee issued by the SEC

Nominating and Governance Committee duties and responsibilities are set forth in further detail in the Nominating and Governance Committee Charter, which may be found on our website: www.phillipsedison.com/investors/governance

2022 PROXY STATEMENT	19

STOCK OWNERSHIP POLICY

Our Stock Ownership Policy (“SOP”) is designed to focus our directors and named executive officers (“NEOs”) on long-term stockholder value creation. Our SOP sets stock ownership targets for NEOs as a multiple of base salary and for non-employee directors as a multiple of their annual retainer. The stock ownership targets are to be achieved by directors and our NEOs over a maximum five- year period. If an SOP participant does not reach his or her target by the end of the required period, they must retain 100% of all equity held and subsequently awarded until they meet their target. Also, given that stock prices of all companies are subject to market volatility, our SOP requires that if a significant decline in our stock price occurs that causes a participant’s holdings to fall below their required threshold, such director or NEO must retain all shares until their target has again been achieved.

Chief Executive Officer	●	●	●	●	●	●	●	●	●	●	10x multiple of annual base salary

Lead Independent Director	●	●	●	●	4x multiple of retainer

Independent Directors	●	●	●	●	4x multiple of retainer

Non-CEO Named Executive Officers	●	●	●	3x multiple of annual base salary

POLICY PROHIBITING HEDGING AND PLEDGING OF OUR STOCK

Our Insider Trading Policy prohibits all directors, officers, and other employees from engaging in short- sales and certain hedging or monetization transactions with respect to the Company’s securities. The policy also prohibits all directors, officers and other associates from pledging our securities as collateral for a loan or as collateral in a margin account.

BOARD’S ROLE IN RISK OVERSIGHT

While day-to-day risk management is primarily the responsibility of PECO’s management team, the Board is responsible for strategic planning and overall enterprise-wide supervision of our risk management activities. A key aspect of risk management is not only understanding the risks a company faces and what steps management is taking to manage those risks, but also understanding what level of risk is appropriate for us. Therefore, management provides periodic reports to the Board with respect to our operations, business strategies and the monitoring of related risks, and our Board discusses with management the appropriate level of risk for the Company. Our full Board oversees each of our corporate social responsibility, ESG and enterprise risk management programs. Management provides periodic updates on each such program to the Board.

The Board also delegates oversight to the Audit and Compensation Committees to oversee selected elements of risk. Our Audit Committee selects and engages our independent registered public accounting firm, from whom it receives regular periodic reports regarding various areas of potential risk and oversees

2022 PROXY STATEMENT	20

its independence. Our Audit Committee also oversees other financial risk exposures by (i) monitoring the integrity of our financial statements and our internal control over financial reporting, (ii) overseeing financial credit and liquidity risk by working with management to evaluate elements of financial and credit risk and advising on our financial strategy, capital structure and long-term liquidity needs, (iii) overseeing our internal audit function, and (iv) meeting periodically with financial management, independent auditors and legal advisors for updates on risks related to our financial reporting function. Our Audit Committee also reviews and monitors our compliance programs, including the whistleblower program, and is tasked with overseeing, reviewing and periodically updating our Code of Business Conduct and Ethics and the systems in place to monitor compliance and ensure enforcement. The Compensation Committee is responsible for overseeing risks related to our compensation policies and practices, and specifically the design of executive compensation to create incentives appropriate to our business strategy and stockholder interests without incentivizing actions which create unnecessary or excessive risk for the Company.

CODE OF BUSINESS CONDUCT AND ETHICS

The Board has adopted a Code of Business Conduct and Ethics that applies to all of our directors, officers and associates, including our principal executive, principal financial and principal accounting officers. The Code of Business Conduct and Ethics is available on our website at www.phillipsedison.com/investors/ governance. The Company will disclose within four business days any substantive changes in or any waivers of the Code of Business Conduct and Ethics granted to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, by posting such information on our website.

The Code of Business Conduct and Ethics sets forth our policies and expectations on several topics, including diversity, equity and inclusion, workplace safety and health, business practices (including conflicts of interest), compliance with laws (including insider trading laws), use of our assets and interactions with outside parties and our community, and satisfies the SEC’s requirements for a code of ethics, as defined by Item 406 of Regulation S-K.

As described in our Code of Business Conduct and Ethics, the Company’s directors, officers and associates are provided with the following three avenues through which they can report violations or suspected violations of the Code of Business Conduct and Ethics, or any laws, rules, regulations or policies that apply to the Company: (1) speaking with their manager or department head, another trusted leader within the Company or our General Counsel, Chief Compliance Officer or Chief Human Resources Officer; (2) a toll-free phone number; and (3) a website. The toll-free phone number and website are available 24 hours a day, seven days a week. Associates can choose to remain anonymous in reporting violations or suspected violations. In addition, we maintain a formal non-retaliation policy that prohibits action or retaliation against any person who makes a report in good faith.

DIRECTOR NOMINATION PROCESS

Prior to each annual meeting of stockholders, or if applicable, a special meeting of stockholders at which directors are to be elected or re-elected, the Nominating and Governance Committee will recommend to the Board for nomination such candidates as the Nominating and Governance Committee has found to be well-qualified and willing and able to serve. The Nominating and Governance Committee is not limited to any

2022 PROXY STATEMENT	21

specific process in identifying candidates and will consider candidates suggested by other members of the Board, as well as candidates recommended by stockholders. In addition, the Nominating and Governance Committee is authorized to retain search firms and other consultants to assist it in identifying candidates and fulfilling its other duties.

Board Membership Criteria

As described in the Company’s Corporate Governance Guidelines, both the Nominating and Governance Committee, in recommending director candidates to the Board, and the Board, in nominating director candidates, will consider candidates who have a high level of personal and professional integrity, strong ethics and values and the ability to make mature business judgments. The Board and Nominating and Governance Committee both take into account many factors in recommending candidates for a director position. These factors include, but are not limited to, the following criteria set forth in our Corporate Governance Guidelines for all candidates:

•	Corporate management experience, such as serving as an officer or former officer of a publicly held company;

•	Board member experience at another publicly held company;

•	Professional and academic experience relevant to the real estate industry;

•	Strength of leadership skills;

•	Finance and accounting and/or executive compensation practices experience; and

•	Ability to commit the time required for preparation, participation and attendance at Board meetings and committee meetings, if applicable.

The Nominating and Governance Committee seeks nominees with a broad diversity of experience, professions, skills, geographic representation and backgrounds. The Nominating and Governance Committee does not assign specific weighting to particular criteria, and no particular criterion is necessarily applicable to all prospective nominees. The Nominating and Governance Committee and the Board monitor the mix of specific experience, qualifications and skills of its directors in order to assure that the Board, as a whole, has the necessary tools to perform its oversight function effectively in light of our business and structure.

Stockholder Nominees

Stockholders may directly nominate potential directors (without the recommendation of the Board) by satisfying the procedural requirements for such nomination as provided in Section 2.12 of our Bylaws. For stockholder nominees to be considered for nomination by the Board, recommendations made by stockholders must be submitted within the timeframe required to request a proposal to be included in the proxy materials. See “Stockholder Proposals and Director Nominations—2023 Annual Meeting of Stockholders” for more information. In evaluating the persons recommended by stockholders as potential directors, the Nominating and Governance Committee and the Board will consider each candidate without regard to the source of the recommendation and take into account those factors that the Nominating and Governance Committee and the Board determine are relevant.

2022 PROXY STATEMENT	22

CORPORATE GOVERNANCE GUIDELINES

The Board has adopted Corporate Governance Guidelines, which are available on our website at www.phillipsedison.com/investors/governance.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

No member of the Compensation Committee was an officer or employee of PECO during 2021, and no member of the Compensation Committee is a former officer of PECO or was a party to any related party transaction involving PECO required to be disclosed under Item 404 of Regulation S-K. During 2021, none of our executive officers served on the board of directors or on the compensation committee of any other entity that has or had executive officers serving as a member of the Board or the Compensation Committee.

STOCKHOLDER COMMUNICATIONS WITH THE BOARD

We have established several means for our stockholders to communicate concerns to the Board. If the concern relates to (i) our financial statements, accounting practices, or internal controls, then stockholders should submit the concern in writing directed to the Audit Committee Chair; (ii) our governance practices, business ethics, or corporate conduct, then stockholders should submit the concern in writing to the Lead Independent Director; and (iii) if uncertain as to which category a concern relates, then a stockholder should submit the concern in writing to the independent directors; in each case, by sending such communication or concern by mail to:

Phillips Edison & Company, Inc.

c/o Secretary

11501 Northlake Drive

Cincinnati, Ohio 45249

The mailing envelope should contain a clear notation indicating that the enclosed letter is a “Board Communication” or “Director Communication,” and the letter should clearly state the intended recipient. The Secretary will make copies of all such letters and circulate them to the appropriate director or directors. Such communications may be done confidentially or anonymously.

2022 PROXY STATEMENT	23

Environmental, Social and Governance

Being a responsible corporate citizen has always been integral to our corporate strategy, and we operate under a clear mission statement of “creating great omni-channel grocery-anchored shopping experiences and improving our communities, one shopping center at a time.”

We strive to have a strong corporate culture based on our core values – Do the Right Thing, Have Fun and Get it Done, Think Big Act Small, Always Keep Learning – which is designed to drive accountability in all aspects of our business with the overarching goal of achieving long-term growth and value creation for our stakeholders.

We recognize that successful corporate responsibility is both internally and externally focused. With the goal of being able to better quantify the qualitative components of our corporate responsibility values and provide greater transparency to our stakeholders, in 2021, we established an internal cross-functional ESG Team consisting of our department heads from Portfolio Management, Construction, Property Management, Leasing, Investor Relations, Marketing, Human Resources and Legal. Our General Counsel has overall responsibility for leading and managing our ESG Team, and reporting on our corporate responsibility and ESG matters to our Board, as more fully described below. Our ESG Team is tasked with conducting more detailed materiality and risk assessments and identifying opportunities with measurable key performance indicators and enhanced reporting, with the overall goal of driving long-term growth and value creation for our stakeholders.

2022 PROXY STATEMENT	24

ENVIRONMENTAL STEWARDSHIP

We believe that sustainable business practices fit with our core value of “Do the Right Thing,” while at the same time being in the best interests of all our stakeholders by having a positive impact on our properties and the communities in which they are located. We recently began participating in the GRESB Real Estate Assessment using the GRI reporting standards, and our Corporate Social Responsibility Report is designed to align with a number of the 17 United Nations Sustainable Development Goals. Our sustainability initiatives include energy efficiency, alternative power sources, water conservation, sustainable design and waste management, among others. Through these initiatives, we continue to make progress towards mitigating the environmental impact of our shopping centers.

In our ongoing commitment to sustainability, we can highlight the following achievements:

•

to further reduce energy consumption, the installation of over 3.5 million square feet of white reflective roofing was completed, resulting in over 900,000 kWh in savings and contributing to the minimalization of heat islands;

•	our exterior lighting program included the execution of 54 LED retrofits in 2021, bringing the total number of centers retrofitted to 249 and savings of 8.6 million kWH annually; and

•	since the inception of the smart water control program, realization of 285.3 million gallons of water saved by PECO.

As noted above, we align with GRI reporting standards and have realized a 9% increase in GRESB scoring from 2020 to 2021 assessments.

Our team of seasoned professionals identifies opportunities in our redevelopment program, which includes outparcel development, footprint reconfiguration, anchor repositioning and anchor expansions, among others. These projects create attractive sustainability opportunities to increase the overall value of our properties, while improving the environmental impact on our communities. Our ESG Team has been, and will continue to be, focused on strategic sustainability initiatives to enhance resource efficiencies as part of that program.

2022 PROXY STATEMENT	25

SOCIAL RESPONSIBILITY

Our culture is driven by our team’s connection to each other and the communities in which we live and work. Our associates are one of our most valuable resources, and we strive to have an outstanding culture that is collaborative, inclusive and that provides significant opportunities for professional and personal development. We encourage and strongly support associate-led programs, such as PECO MORE, PECO NOW and PECO Community Partnership (as described below). These groups give our associates opportunities to effect positive change within our Company, our industry and our communities.

PECO MORE (Multicultural Opportunities, Resources and Education) is dedicated to furthering diversity and inclusion within PECO, the communities we serve, and the commercial real estate industry, and uses a multi-pronged approach including education and awareness, community and industry partnerships, internal engagement, recruiting and metric-led accountability.

PECO NOW (Networking Opportunities for Women), whose mission is to provide leadership opportunities to women at PECO through advocacy, support, scholarship and development, is working to develop and spotlight women leaders in our industry. Since the group’s inception, the number of women in leadership at PECO has tripled. We also currently have nine women in roles at the VP level or higher–including three women in the C-Suite; we also have two women who are independent directors on our Board.

PECO Community Partnership is dedicated to encouraging community involvement and connecting associates to causes important to them, providing associates at every level and in different locations with an opportunity to participate. In 2021, the PECO Community Partnership sponsored six community service-focused events–that associates participated in–ranging from meal delivery, holiday giving, repair work and food pantry organization that resulted in over 200 hours of community service. In addition, the group sponsored two educational events for the Company on recycling and living our core value of “Do the Right Thing.”

2022 PROXY STATEMENT	26

AS AN OUTWARD DEMONSTRATION OF OUR COMMITMENT TO AN INCLUSIVE CULTURE, IN 2021, JEFF EDISON, OUR CEO, SIGNED THE CEO ACTION FOR DIVERSITY & INCLUSION™ PLEDGE ON BEHALF OF THE COMPANY.

The pledge outlines a specific set of actions signatory CEOs will take to cultivate a trusting environment where all ideas are welcome and associates feel comfortable and empowered to have discussions about diversity and inclusion. Additionally, the role of our human resources leader was expanded to Chief People, Diversity & Inclusion Officer to further advance diversity, equity and inclusion (“DE&I”) within the Company. In 2021, we offered a series of interactive learning opportunities focused on unconscious bias, psychological safety, and communicating across cultures. Each of these sessions were designed to increase awareness, create dialogue, and lay a common framework for associates to build upon related to DE&I issues. As part of our external community efforts, in 2021, we also partnered with industry group ICSC (Innovating Commerce Serving Communities) and their Launch Academy, which was designed to recruit and prepare racially or ethnically diverse undergraduate students for a career in the commercial real estate industry. In addition to assisting with development of the Launch Academy curriculum, PECO hosted interns from the program in its Cincinnati and Atlanta offices.

Our local teams and property managers are passionate about the Neighbors with whom they work daily and engaging with the shoppers at our centers and the local communities. Their passion for their work and the communities in which our properties operate help drive great shopping experiences at our centers and improve the communities in which they are located.

2022 PROXY STATEMENT	27

CORPORATE GOVERNANCE AND COMPLIANCE

We have a steadfast commitment to operating our business with the utmost integrity and the highest ethical standards as stewards of our investors’ capital. We believe our corporate governance structure closely aligns our interests with those of our stockholders. Notable features of our structure include: (i) each of our directors being subject to election annually; (ii) a charter that prevents us from classifying our Board unless we receive prior stockholder approval; (iii) we have opted out of the business combination and control share acquisition statutes in the Maryland General Corporation Law; (iv) no stockholder rights plan and we will not adopt one without stockholder approval or stockholder ratification within 12 months of adoption of such a plan; (v) a Stock Ownership Policy that requires each director, our CEO and each other NEO to own a certain amount of our equity; and (vi) bylaws that permit our stockholders to alter or replace our bylaws upon the affirmative vote of a majority of the votes entitled to be cast.

We operate under the direction of our Board, which is comprised of eight directors, seven of whom are independent per applicable Nasdaq and SEC rules, and compliant with the diverse director requirements under Nasdaq’s Board Diversity Rule. Our Audit, Nominating and Governance and Compensation Committees are comprised solely of independent directors who complete annual self- assessments. Our Board has adopted Corporate

All of our associates are

required to complete

regular training on our

Code of Business Conduct

and Ethics and our Insider

Trading Policy, and provide

annual Code of Conduct

Compliance Certifications

to our Chief Ethics and

Compliance Officer.

Governance Guidelines that, among other things, establish criteria and expectations for our directors, and our Nominating and Governance Committee has responsibility for evaluating our Board. We are cognizant of “overboarding,” and none of our directors serves on more than two other public company boards.

Our full Board oversees each of our corporate social responsibility, ESG and enterprise risk management programs, and our Audit Committee oversees our robust ethics and compliance program. Management provides periodic updates on each such program to the Board.

All PECO associates are required to complete regular training on our Code of Business Conduct and Ethics and Insider Trading Policy, and we provide annual Code of Conduct Compliance Certifications to our Chief Ethics and Compliance Officer. We also encourage our associates to speak up when our ethics standards are not being met, including by maintaining a 24-hour ethics hotline and website for reporting concerns and keeping our Audit Committee apprised of all reported concerns.

2022 PROXY STATEMENT	28

Executive Officers

Below is certain information about our current executive officers as of the date of this proxy statement.

Jeffrey S. Edison Chairman & Chief Executive Officer Age 61	Mr. Edison has served as PECO’s Chairman of the Board and Chief Executive Officer since December 2009 and also served as President from October 2017 to August 2019. Mr. Edison also served as Chairman of the Board and Chief Executive Officer of REIT III from April 2016 through the date it merged with PECO in October 2019, and served as Chairman of the Board and Chief Executive Officer of REIT II from 2013 through the date it merged with PECO in November 2018. Mr. Edison co-founded PELP and has served as a principal of it since 1995. Before founding Phillips Edison, Mr. Edison was a senior vice president from 1993 until 1995 and was a vice president from 1991 until 1993 at Nations Bank’s South Charles Realty Corporation. Mr. Edison was employed by Morgan Stanley Realty Incorporated from 1987 until 1990, and was employed by The Taubman Company from 1984 to 1987. Mr. Edison holds a Bachelor of Arts in mathematics and economics from Colgate University and a Master of Business Administration from Harvard University.

Devin I. Murphy President Age 62

Mr. Murphy has served as our President since August 2019. Prior to that, he served as our Chief Financial Officer from June 2013, when he joined the Company, to August 2019. Before joining Phillips Edison in 2013, Mr. Murphy worked for 27 years as an investment banker and held senior leadership roles at Morgan Stanley and Deutsche Bank. He served as the Global Head of Real Estate Investment Banking at Deutsche Bank. His Deutsche Bank team executed over 500 transactions of all types for clients representing total transaction volume exceeding $400 billion and included initial public offerings, mergers and acquisitions, common stock offerings, secured and unsecured debt offerings, and private placements of both debt and equity. Mr. Murphy began his banking career at Morgan Stanley in 1986 and held a number of senior positions including Vice Chairman, co-head of US Real Estate Investment Banking, and Head of Real Estate Private Capital Markets. He also served on the Investment Committee of the Morgan Stanley Real Estate Funds, a series of global real estate funds with over $35 billion in assets under management. During his 20 years with Morgan Stanley, Mr. Murphy and his teams executed numerous capital markets and merger and acquisition transactions including a number of industry-defining transactions. Mr. Murphy served as a Director of the NYSE-listed real estate services firm Grubb and Ellis prior to its sale to BGC Partners and of the S&P 500 company Apartment Investment and Management (AIV) prior to its spin off transaction. Mr. Murphy currently serves as an independent director of Apartment Income REIT Corp (AIRC), a NYSE-listed apartment REIT, and serves on the Audit, Compensation, and Nominating Committees of AIRC. He is also an independent director of CoreCivic (CXW), a NYSE-listed corporation that provides diversified government solutions in corrections and detention management. He serves on the Audit, Risk, and Special Litigation Committees at CXW. Mr. Murphy received a Bachelor of Arts in English and History with Honors from the College of William & Mary and a Master of Business Administration from the University of Michigan.

2022 PROXY STATEMENT	29

Robert F. Myers Chief Operating Officer & Executive Vice President Age 49	Mr. Myers has served as our Chief Operating Officer since October 2010 and Executive Vice President since August 2020. Mr. Myers joined PECO in 2003 as a Senior Leasing Manager, was promoted to Regional Leasing Manager in 2005 and became Vice President of Leasing in 2006 He was named Senior Vice President of Leasing and Operations in 2009, Chief Operating Officer in 2010 and Executive Vice President in 2020. Before joining PECO, Mr. Myers spent six years with Equity Investment Group, where he started as a property manager in 1997. He served as director of operations from 1998 to 2000 and as director of lease renegotiations/leasing agent from 2000 to 2003. He received his Bachelor of Science in Business Administration from Huntington College in 1995.

John P. Caulfield Chief Financial Officer, Executive Vice President & Treasurer Age 41	Mr. Caulfield has served as our Chief Financial Officer and Treasurer since August 2019, and Executive Vice President since February 2022. Prior to that, he served as our Senior Vice President of Finance from January 2016 to August 2019, with responsibility for financial planning and analysis, budgeting and forecasting, risk management, and investor relations. He served as chief financial officer, treasurer, and secretary of REIT III from August 2019 to October 2019 when it merged with PECO. He joined PECO in March 2014 as vice president of treasury and investor relations. Prior to joining PECO, Mr. Caulfield served as vice president of treasury and investor relations with CyrusOne Inc. (Nasdaq: CONE) from February 2012 to March 2014 where he played a key role in the company’s successful spinoff and IPO from Cincinnati Bell (NYSE: CBB); the establishment of its capital structure and treasury function; and creation, positioning, and strategy of messaging and communications with investors and research analysts. Prior to that, he spent seven years with Cincinnati Bell, holding various positions in treasury, finance, and accounting, including assistant treasurer and director of investor relations. Mr. Caulfield has a Bachelor’s degree in accounting and a Master of Business Administration from Xavier University and is a certified public accountant.

2022 PROXY STATEMENT	30

Tanya E. Brady General Counsel, Chief Ethics & Compliance Officer, Executive Vice President & Secretary Age 54	Ms. Brady has served as our General Counsel since January 2015, as Secretary since November 2018, as Chief Ethics & Compliance Officer since August 2021, and as Executive Vice President since February 2022. Prior to that, she served as our Senior Vice President. She joined PECO in 2013 as Vice President and Assistant General Counsel. She has over 20 years of experience in commercial real estate and corporate transactions, including joint venture and fund formation matters, structuring and negotiating asset and entity-level acquisitions and dispositions and related financings, the sales and purchases of distressed loans, and general corporate matters. She also has extensive commercial leasing and sale leaseback experience. Prior to joining PECO, Ms. Brady was a partner at the law firm of Kirkland & Ellis LLP in Chicago, Illinois. Prior to that, she held associate positions at the law firms of Freeborn & Peters LLP (Chicago), King & Spalding LLP (Atlanta), and Scoggins & Goodman, P.C. (Atlanta). Ms. Brady received a Bachelor of Civil Law degree with honors from the National University of Ireland College of Law in Dublin, Ireland, and a Juris Doctor from DePaul University College of Law in Chicago. She is licensed to practice in Illinois, Georgia, Ohio, and Utah.

2022 PROXY STATEMENT	31

Compensation Discussion and Analysis

OVERVIEW

Named Executive Officers

This Compensation Discussion and Analysis describes our compensation program as it relates to our named executive officers, or NEOs. For 2021, our named executive officers were:

•	Jeffrey S. Edison, Chairman of the Board and Chief Executive Officer;

•	Devin I. Murphy, President;

•	Robert F. Myers, Chief Operating Officer and Executive Vice President;

•	John P. Caulfield, Chief Financial Officer, Executive Vice President and Treasurer; and

•	Tanya E. Brady, General Counsel, Chief Ethics & Compliance Officer, Executive Vice President and Secretary.

Summary of Key Compensation Practices

WHAT WE DO ✓

✓ DO base a significant portion of our executive officers’ total compensation opportunity on performance and not guaranteed

✓ DO have a formulaic annual incentive bonus program based on goals for management

✓ DO align the interests of our executive officers with our stockholders by awarding a significant percentage of their equity compensation in the form of multi-year, performance-based equity awards

✓ DO enhance executive officer retention with time-based, multi-year vesting equity incentive awards

✓ DO have a Compensation Committee, comprised solely of independent directors, that engages an independent compensation consultant

WHAT WE DON’T DO X

X NO “single-trigger” change in control cash severance payments

X NO guaranteed annual salary increases or minimum cash bonuses

X NO tax gross-up payments to any of our executive officers for tax amounts they might pay pursuant to Section 4999 or Section 409A of the Internal Revenue Code (the “Code”)

X NO repricing or buyouts of stock options without prior stockholder approval

X NO hedging or pledging with respect to our securities

2022 PROXY STATEMENT	32

2021 Performance

We believe that the compensation of our NEOs for fiscal year 2021 was aligned with the Company’s performance during 2021. Highlights of that performance include:

•	Net income of $17.2 million, an increase of $11.8 million from a year ago, primarily due to increased collections, higher gains on the disposal of property, and lower interest expense.

•	Closure of our underwritten IPO, including the full over-allotment option, which generated gross proceeds of $547.4 million.

•	Attainment of a monthly billings collection rate of 99% during the second half of the year, returning to pre- COVID levels.

•	Core FFO improvement of $0.21 to $2.19 per diluted share primarily due to increased collections and lower interest expense.

•	Same-Center NOI improvement of 8.2% to $346.8 million.

•	Acquisition of $307.6 million and disposition of $216.1 million of assets, resuming our external growth strategy while improving portfolio quality with our dispositions.

•	Achievement of investment grade ratings from Moody’s Investors Services (Baa3) and S&P Global Ratings (BBB-).

•	Settlement of our 2021 bond offering, which resulted in gross proceeds of $345.4 million.

•	Establishment of a new $980 million credit facility comprised of a $500 million senior unsecured revolving credit facility and two $240 million senior unsecured term loan tranches (the “Refinancing”).

•	Reduction of our total net outstanding debt obligations by 17.5% from a year ago by utilizing proceeds from the IPO, cash flow from operations and cash on hand.

•

Payment of monthly distributions of $0.085 per share, or $1.02 annualized, through September 2021 and increased monthly distributions 6% to $0.09 per share, or $1.08 annualized, for the remainder of the year.

•	Achievement of net debt to Adjusted EBITDAre of 5.6x annualized as compared to 7.3x during the same period a year ago.

For a more detailed discussion of our 2021 results, including a reconciliation of how we calculate Nareit FFO, Core FFO, Same-Center NOI, and EBITDAre, please see Annex A. Management believes these non-GAAP metrics are useful to investors and analysts.

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Summary of Fixed and At Risk Pay Elements

The fixed and at risk pay elements of NEO compensation are reflected in the table and charts below:

	ELEMENT	FORM	DESCRIPTION

Fixed Compensation	Base Salary	Cash

•   Designed to compensate executive officers for services rendered on a day-to-day basis

•   Provides guaranteed cash compensation to secure services of our executive talent

•   Established based on scope of responsibilities, experience, performance, contributions, and internal pay equity considerations

•   Compensation Committee reviews annually

Variable/ At-Risk Compensation	Annual Incentive Plan	Cash Bonus

•   Designed to encourage outstanding individual and Company performance by motivating executives to achieve short-term Company and individual goals by rewarding performance measured against key annual strategic objectives

•   2021 Company performance metrics were Adjusted FFO per share and Same-Center NOI growth

	Long-Term Incentive Plan	Performance- Based Awards

•   Compensation Committee believes a substantial portion of each executive’s compensation should be in the form of long-term equity incentives

•   Designed to encourage management to create stockholder value over the long term; value of equity awards directly tied to changes in value of our common stock over time

•   2021 awards were 60% performance-based and 40% time-based, as more fully described below

•   Performance-based LTI Awards granted under the 2019 LTI Program were deemed earned at maximum based on performance through December 31, 2021

Time- Based Awards

2022 PROXY STATEMENT	34

EXECUTIVE COMPENSATION OBJECTIVES AND PHILOSOPHY

The key objectives of our executive compensation program are to: (i) attract, motivate, reward, and retain superior executive officers with the skills necessary to successfully lead and manage our business; (ii) achieve accountability for performance by linking annual cash incentive compensation to the achievement of measurable performance objectives; and (iii) incentivize our executive officers to build value and achieve financial objectives designed to increase the value of our business through short-term and long-term incentive compensation programs. For our executive officers, these short-term and long-term incentives are designed to accomplish these objectives by providing a significant correlation between our financial results and their actual total compensation.

We expect to continue to provide our executive officers with a significant portion of their compensation through cash incentive compensation contingent upon the achievement of financial and individual performance metrics as well as through equity compensation. These two elements of executive compensation (cash and equity) are aligned with the interests of our stockholders because the amount of compensation ultimately received will vary with our financial performance. We seek to apply a consistent compensation philosophy for all executive officers.

SETTING EXECUTIVE COMPENSATION

The Compensation Committee is responsible for approving the compensation of our Chief Executive Officer and other executive officers. When setting executive compensation, the Compensation Committee considers our overall Company performance, including our achievement of financial goals, and individual performance. The Compensation Committee also considers compensation paid by similarly situated REITs for their executive roles. In addition, the Compensation Committee continues to consider the projected performance and strategic outlook for the Company, the changing roles and responsibilities of our executive officers, and the expected future contributions of our executive officers. The Compensation Committee believes that understanding competitive market data is an important part of its decision-making process; while this exercise does not perfectly capture all the unique aspects of our business, typically it provides a solid foundation upon which to base executive compensation decisions.

In determining appropriate compensation levels for our Chief Executive Officer, the Compensation Committee meets outside the presence of management and the Chief Executive Officer. With respect to the compensation levels of all other executives, the Compensation Committee meets outside the presence of all executive officers except our Chief Executive Officer. Our Chief Executive Officer annually reviews the performance of each of the other executives with the Compensation Committee.

Role of Compensation Consultant

The Compensation Committee engaged Ferguson Partners Consulting (FPC) to provide guidance regarding our executive compensation program for 2021. The Compensation Committee performs an annual assessment of the compensation consultant’s independence to determine whether the consultant is independent. During 2021, FPC did not provide services to the Company other than the services provided to the Compensation Committee. The Compensation Committee has determined that FPC is independent and that its work has not raised any conflicts of interest.

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Benchmarking and Peer Group Comparisons

The Compensation Committee reviews competitive compensation data from a select group of peer companies and broader survey sources. Although comparisons of compensation paid to our NEOs relative to compensation paid to similarly situated executives in the survey and by our peers assist the Compensation Committee in determining compensation, the Compensation Committee principally evaluates executive compensation based on corporate objectives and individual performance.

For 2021, FPC proposed, and the Compensation Committee approved, the use of the following peer group of companies (with whom we compete for talent) to benchmark our pay practices. The companies considered by FPC in developing the peer group included other shopping center focused public REITs, generally between 0.5x and 2x the Company’s size, companies which analysts generally compare our performance against and other companies within the Nareit Shopping Center REIT Index of comparable size.

Acadia Realty Trust	Kimco Realty Corporation	Retail Properties of America, Inc.

Brixmor Property Group Inc.	Kite Realty Group Trust	SITE Centers Corp.

Federal Realty Investment Trust	Regency Centers Corporation	Weingarten Realty Investors

InvenTrust Properties Corp.	Retail Opportunity Investments Corp.

*

At the time of grant, Retail Properties of America, Inc. and Weingarten Realty Investors were included in this peer group but each has since been involved in a merger transaction and is no longer publicly traded.

To further assess our compensation levels for 2021, FPC also furnished a report to the Compensation Committee that compared the compensation of our executive officers to data in the survey provided by the National Association of Real Estate Investment Trusts, or Nareit. The Nareit survey includes 122 REITs and provides a broad market reference of REITs, including retail REITs, many of which compete with us for executive talent.

ADVISORY VOTE ON EXECUTIVE COMPENSATION

Each year, the Compensation Committee considers the outcome of the stockholder advisory vote on executive compensation when making future decisions relating to the compensation of our NEOs and our executive compensation program and policies. In 2021, stockholders showed support for our executive compensation programs, with more than 88% of the votes cast for the approval of the “say-on-pay” proposal at our 2021 annual meeting of stockholders. The Compensation Committee believes that this support is attributable to its commitment to continuing the alignment of our NEOs’ compensation with the Company’s performance.

ELEMENTS OF EXECUTIVE COMPENSATION

Annual base salary, annual cash incentive, and long-term equity incentives are the primary elements of our executive compensation program, and, on an aggregate basis, they are intended to substantially satisfy our program’s overall objectives. The Compensation Committee seeks to set each of these elements of compensation at the same time to enable it to simultaneously consider all significant elements and their impact on compensation as a whole. Taking this comprehensive view of all compensation components also

2022 PROXY STATEMENT	36

allows the Compensation Committee to make compensation determinations that reflect the principles of our compensation philosophy. We strive to achieve an appropriate mix between the various elements of our compensation program to meet our compensation objectives and philosophy; however, the Compensation Committee does not apply any rigid allocation formula in setting our executive compensation and may make adjustments to this approach for various positions after giving due consideration to prevailing circumstances, internal pay equity, and each individual’s responsibilities, experience and performance. The Compensation Committee seeks to establish an appropriate mix of cash payments and equity awards to meet our short-term and long-term goals and objectives.

Base Salary

We provide base salaries to our NEOs to compensate them for services rendered on a day-to-day basis. Base salaries also provide guaranteed cash compensation to secure the services of our executive talent. The base salaries of our NEOs are primarily established based on the scope of their responsibilities, experience, performance, and contributions, and internal pay equity considerations, taking into account comparable company data provided by our compensation consultant and based upon the Compensation Committee’s understanding of compensation paid to similarly situated executives, adjusted as necessary to recruit or retain specific individuals. The Compensation Committee reviews the base salaries of our executive officers annually and may also increase the base salary of an executive at other times if a change in the scope of his or her responsibilities, such as a promotion, justifies such consideration.

We believe that providing a competitive base salary relative to the companies with which we compete for executive talent is a necessary element of a compensation program that is designed to attract and retain talented and experienced executives. We also believe that attractive base salaries can motivate and reward our executive officers for their overall performance. Accordingly, the compensation philosophy and approach of the Compensation Committee is to generally provide a base salary for each of our executive officers at or near the 50th percentile base salary amount of similarly situated executives at companies in the Nareit survey with adjustments made to account for other factors such as the executive’s responsibilities and experience and internal pay equity. Based on such review, Mr. Caulfield received a 10% increase to his base salary in 2021. The following table presents the annual base salary of each of our NEOs for 2020 and 2021 (without giving effect to the voluntary salary reductions by our NEOs in 2020 in connection with the COVID-19 pandemic):

Executive	2020 Base Salary	2021 Base Salary	% Increase

Jeffrey S. Edison	$850,000	$850,000	–

Devin I. Murphy	490,000	490,000	–

Robert F. Myers	490,000	490,000	–

John P. Caulfield	330,000	363,000	10%

Tanya E. Brady	365,000	365,000	–

2022 PROXY STATEMENT	37

2021 Annual Cash Incentive Program

Program Design

In March 2021, the Compensation Committee, in consultation with FPC, approved the 2021 annual cash incentive program for our executive officers. The 2021 program used the same Company performance measures, Adjusted FFO per share and Same-Center NOI growth, as in 2020. Accordingly, under the 2021 annual cash incentive program, for all executive officers except Mr. Murphy, the weighting of Company and individual performance was as follows: Adjusted FFO per share target (50%), Same-Center NOI growth (20%) and individual performance (30%). Mr. Murphy’s award was based on Adjusted FFO per share (10%) and individual performance (90%), with individual performance reflecting an emphasis on the performance of the asset management business. The Compensation Committee chose the relative weights of the performance measures based on its desire to emphasize financial results while maintaining a focus on non- financial initiatives.

Company Performance Goals

The Compensation Committee believes that Adjusted FFO per share is an appropriate and effective measure of annual Company-wide performance. Nareit FFO is a non-GAAP performance financial measure that is widely recognized as a measure of REIT operating performance. Nareit FFO is net income (loss) computed in accordance with accounting principals generally accepted in the United States (“GAAP”), excluding: (i) gains (or losses) from sales of property and gains (or losses) from change in control; (ii) depreciation and amortization related to real estate; (iii) impairment losses on real estate and impairments of in-substance real estate investments in investees that are driven by measurable decreases in the fair value of the depreciable real estate held by the unconsolidated partnerships and joint ventures; and (iv) adjustments for unconsolidated partnerships and joint ventures, calculated to reflect FFO on the same basis. Core FFO adjusts Nareit FFO for (i) depreciation and amortization of corporate assets; (ii) changes in the fair value of the earn-out liability; (iii) amortization of unconsolidated joint venture basis differences; (iv) gains or losses on the extinguishment or modification of debt and other; (v) other impairment charges; (vi) transaction and acquisition expenses; and (vii) realized performance income. Adjustments for unconsolidated partnerships and unconsolidated joint ventures are calculated to reflect Core FFO on the same basis. Adjusted FFO is calculated as Core FFO adjusted to exclude: (i) straight-line rent and non-cash adjustments, such as amortization of market lease adjustments, debt discounts, deferred financing costs, and market debt adjustments; (ii) recurring capital expenditures, tenant improvement costs, and leasing commissions; (iii) non-cash share-based compensation expenses; and (iv) our prorated share of the aforementioned adjustments for our unconsolidated joint ventures.

The Compensation Committee believes that Same-Center NOI growth is an appropriate and effective measure of financial performance compared to the prior year. Same-Center NOI is a non-GAAP performance financial measure that is widely used to highlight operating trends such as occupancy rates, rental rates, and operating costs on shopping centers that were operational for both comparable periods.

2022 PROXY STATEMENT	38

Short-Term Incentive Program Performance Against Performance Targets

The 2021 performance criteria for the Company performance metrics, and our actual performance, are set forth below:

Performance Metric	Target (1.0x Payout)	Actual	Weighting (NEOs other than Mr. Murphy)(1)	Weighting (Mr. Murphy)

Adjusted FFO per Share(2)	$1.67(3)	$1.79	50%	10%

Same-Center NOI Growth	2.6%	8.2%	20%	0%

(1)	30% of the short-term incentive is based on individual performance metrics; this percentage is 90% in the case of Mr. Murphy.
(2)	See Annex A starting on page A-1 for definition and reconciliation.
(3)

On March 1, 2021, the Compensation Committee established $1.81 as the target level Adjusted FFO per Share performance metric. In light of the dilution resulting from the IPO, on November 3, 2021, the Compensation Committee subsequently revised the target level Adjusted FFO per Share performance metric and approved $1.67 as the revised target.

Due to continued uncertainty in the market resulting from the continued impact of COVID-19 on retail and real estate, rather than establishing defined performance metrics that needed to be achieved in order to reach threshold and maximum payouts under the short-term incentive program, the Compensation Committee established only a target performance level for 2021, with the discretion to approve payments above or below target based on actual performance. After reviewing the Company’s actual performance as compared to the target goals for Adjusted FFO per Share (as adjusted for the dilution from the IPO) and Same-Center NOI Growth, the Compensation Committee approved payouts to the NEOs with respect to such goals at 150% of target.

Individual Performance Goals

The Compensation Committee also reviewed the performance of each NEO against his or her individual goals. The individual goals, as originally set at the beginning of March 2021, included, for all NEOs, individual performance related to the achievement of the Company’s financial and operational performance targets and leadership goals, as well as the individual goals for each NEO described below.

•

Mr. Edison: Goals relating to creating and advancing the Company’s strategic vision, the Company’s strategy to maximize long term value, institutional investor and partner relations and liquidity options.

•

Mr. Murphy: Goals relating to revenue and profitability of the Company’s investment management business, performance and liquidation plans for unconsolidated joint ventures and liquidity options for the Company.

•	Mr. Myers: Goals relating to year-end in-line leasing occupancy, budgeted acquisitions and dispositions and cost controls.

•	Mr. Caulfield: Goals relating to the Company’s leverage, refinancing the Company’s revolver and 2022 term loan, internal controls, cost controls and liquidity options.

•	Ms. Brady: Goals relating to overseeing the Company’s transactional activity, advising with respect to the Company’s investment management business, cost controls and liquidity options.

The Compensation Committee determined that for 2021 the individual goals for each NEO were achieved at 150% of target.

2022 PROXY STATEMENT	39

2021 Cash Target Awards and Resulting Awards Earned

Based on the results described above, the following table shows the annual cash incentive target award and the actual amount earned by each NEO for 2021:

		Total Award Earned and Paid

Executive	Target Award	Amount Earned	% of Target

Jeffrey S. Edison	$1,250,000	$1,875,000	150%

Devin I. Murphy	490,000	735,000	150%

Robert F. Myers	490,000	735,000	150%

John P. Caulfield	242,000	363,000	150%

Tanya E. Brady	175,000	262,500	150%

Long-Term Equity Incentive Program

The Compensation Committee believes that a substantial portion of each executive’s annual compensation should be in the form of long-term equity incentive awards. Long-term equity incentive awards encourage management to create stockholder value over the long term because the value of the equity awards is directly attributable to changes in the value of our common stock over time. In addition, long-term equity incentive awards are an effective tool for management retention because full vesting of the awards generally requires continued employment for multiple years. As such, the purpose of our long-term incentive program is to further align the interests of our stockholders with that of management by encouraging our NEOs to remain employed by us for the long-term and to create stockholder value in a “pay for performance” structure.

2021 Long-Term Incentive Program

In March 2021, the Compensation Committee approved the 2021 Long-Term Incentive Program for executive officers, or the 2021 LTI Program, a multi-year long-term incentive program. Pursuant to the 2021 LTI Program, we issued awards, or LTI Awards, in the form of time-based vesting units and performance–based vesting units.

As part of our annual grant process for our LTI Awards, each executive officer is given the opportunity to elect to receive the annual time-based and performance-based LTI Awards in the form of either (i) rights with respect to common stock, or (ii) rights with respect to units in Phillips Edison Grocery Center Operating Partnership I, L.P. (our “Operating Partnership”) (“OP Units”). These elections are completed prior to the grant date of the respective LTI Award. If rights with respect to common stock are elected by the individual, then the LTI Award is in the form of time-based restricted stock units (“RSUs”) or performance-based RSUs, as applicable. If rights with respect to OP Units are elected by the individual, then the LTI Award is in the form of time-based Class B limited partnership units of our Operating Partnership (“Class B Units”) or performance-based Class C limited partnership units of our Operating Partnership (“Class C Units”). Class B Units and Class C Units are intended to qualify as profits interests in the Operating Partnership and, pursuant to our Operating Partnership’s partnership agreement, automatically convert on a one-for-one basis into OP Units once the Class B Units or Class C Units, as applicable, achieve parity with the OP Units (based on capital account balance per unit) and have satisfied all applicable time-vesting and performance-

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vesting conditions. For 2021, Messrs. Edison, Murphy, Myers and Caulfield and Ms. Brady elected to receive Class B Units for their time-based and Class C Units for their performance-based LTI Awards.

Under the 2021 LTI Program, each NEO’s performance-based LTI Award represented 60% of the aggregate value of the NEO’s target award and each NEO’s time-based LTI Award represented 40% of the aggregate value of the NEO’s target award. The time-based LTI Awards, which are granted in the year following the target award approval, vest in equal annual installments over a four-year period, subject to the executive’s continued employment through the relevant vesting dates. The performance-based LTI Awards are earned based on the achievement of specified performance metrics measured at the end of the three- year performance period and are subject to vesting as described below. The maximum number of performance-based LTI Awards earned cannot exceed two times the target number. 50% of the earned performance-based LTI Awards vest at the end of the three-year performance period and half of the earned performance-based LTI Awards vest one year later, subject to continued employment through the applicable vesting period. The Compensation Committee may, in its discretion, accelerate the vesting schedule. The below graphic summarizes the vesting schedule of our executives’ performance-based and time-based equity awards as granted under the 2021 LTI Program:

From 2019 to April 2021, Mr. Murphy’s long-term incentive program was limited to the Special LTI Award that he received in 2019. Mr. Murphy’s Special LTI Award was granted in lieu of any time-based or performance- based awards under the 2019 LTI Program and, at the time of grant, it was intended that Mr. Murphy’s Special LTI Award would be granted in lieu of awards under future LTI programs. However, in April 2021, the Compensation Committee modified the long-term incentive program applicable to Mr. Murphy and granted Mr. Murphy a 2021 LTI Award in the form of 13,714 fully vested Class B Units and 20,572 performance-based Class C Units (at target level performance and subject to vesting as described below) based on the values set forth in the table below.

2022 PROXY STATEMENT	41

The 2021 LTI Awards granted to our NEOs in March 2021 (or April 2021, in the case of Mr. Murphy), other than the IPO Awards (as defined below), are set forth in the table below. The amounts set forth below reflect the grant date fair values of the 2021 LTI Awards, calculated in accordance with Accounting Standards Codification Topic 718: Compensation-Stock Compensation, or ASC 718. Other than for Mr. Murphy, time-based awards were part of the 2020 Long-Term Incentive Program, or 2020 LTI Program, and were based on the pre-established Committee-determined target values presented below. Mr. Murphy’s time-based award reflects the value of the award determined by the Compensation Committee at the time of grant in April 2021 as discussed above. The value of the performance-based awards represents the target level of performance achievable under the 2021 LTI Program, which is 50% of the maximum performance-based award that can be earned and paid. The number of performance-based awards granted each year is equal to the maximum amount that can be earned, and if such maximum amount is not earned, the performance-based awards that are not earned are forfeited.

Name	Time-Based LTI Awards(1)	Performance-Based LTI Awards at Target(1)	Total LTI Award Values Granted in 2021 at Target(1)

Jeffrey S. Edison	$1,169,989	$1,754,996	$2,924,985

Devin I. Murphy	434,048	651,104	1,085,152

Robert F. Myers	359,993	540,015	900,008

John P. Caulfield	132,011	217,796	349,807

Tanya E. Brady	72,004	120,015	192,019

(1)	Excluding IPO Awards.

For the performance-based LTI Awards, there are two separate, equally-weighted performance metrics: (i) three-year average Same-Center NOI growth measured against a peer group of public retail REITs (listed below); and (ii) three-year Core FFO per share growth measured against the same peer group. At the end of the three-year performance period, other than for Mr. Murphy, 50% of the award earned based on achievement of the performance metrics vests and the remaining 50% of the earned award vests on the one-year anniversary of such date, subject to continued employment through the applicable vesting date. For Mr. Murphy, 100% of the Class C Units earned under his performance-based 2021 LTI Award will vest when earned at the end of the three-year performance period. If Mr. Murphy’s employment terminates for any reason other than by the Company for cause, he will remain eligible to vest in the performance-based 2021 LTI Award as follows: (i) if the termination occurs before 50% of the performance period has elapsed, a pro-rated portion of the award actually earned will vest based on performance at the end of the performance period, with the proration calculated based on the ratio of the number of days employed during the performance period to the total number of days in the performance period, and (ii) if the termination occurs after 50% or more of the performance period has elapsed, 100% of the Class C Units actually earned at the end of the performance period will vest.

2022 PROXY STATEMENT	42

The threshold, target, and maximum levels for the performance-based LTI Awards were as follows:

Metric	Weighting	Threshold (25% Payout)	Target (50% Payout)	Maximum (100% Payout)

Three-Year Average Same-Center NOI Growth	50%	25th Percentile of Peer Group	50th Percentile of Peer Group	75th Percentile of Peer Group

Three-Year Core FFO per Share Growth	50%	25th Percentile of Peer Group	50th Percentile of Peer Group	75th Percentile of Peer Group

For the 2021 LTI Program, the public retail REITs peer group against which we will measure these metrics was as follows:

Brixmor Property Group	RPT Realty

Kimco Realty Corporation	Regency Centers Corporation

Kite Realty Group Trust	Retail Opportunity Investments Corp.

*

At the time of grant, Retail Properties of America, Inc. and Weingarten Realty Investors were included in this peer group but each has since been involved in a merger transaction and is no longer publicly traded.

In addition, a share value modifier will be applied if the Company’s share value at the end of the performance period is less than the share value at the beginning of the performance period (which, prior to our IPO, was expressed in terms of the Company’s net asset value (“NAV”)). Specifically, to the extent that performance above the target level is achieved on the performance metrics at the end of the performance period, yet the Company’s share value at the end of the performance period is less than the share value at the beginning of the performance period, the amount of earned awards will be capped at the target amount. The remaining amount of awards (the difference between those that would have otherwise been earned based on actual performance and the capped amount at target level (the “Contingent Portion”)) may become earned and vested if the Company’s share value for twenty consecutive market days at any point of time measured from the end of the performance period through up to five years following the completion of the performance period is greater than the share value at the beginning of the performance period. In the event that such share value target is not achieved as described above, the Contingent Portion will be forfeited.

Payout under the 2019 Long-Term Incentive Program

The performance period for the performance-based LTI Awards granted under the 2019 LTI Program commenced January 1, 2019 and ended on December 31, 2021. The structure of the 2019 LTI Program was substantially similar to the 2021 LTI Program described above. As set forth in the table below, based on our performance through December 31, 2021, these LTI Awards would have been earned at maximum, but because the Company’s share value at the end of the performance period was less than the Company’s NAV at the beginning of the performance period, the amount of earned awards was capped at the target amount, which equals 50% of the 2019 LTI Awards granted. The Contingent Portion will remain eligible to vest if the Company’s share value for twenty consecutive market days prior to December 31, 2026 is greater than the Company’s NAV at the beginning of the performance period for the 2019 LTI Program. 50% of the 2019 LTI performance-based awards that were earned at target vested upon the completion of the performance

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period and the remaining 50% is subject to vesting at the one-year anniversary, subject to continued employment through the applicable vesting date.

Summary of 2019 Long-Term Incentive Program Achievement

2019 - 2021 LTI Performance Period and Metrics	Weighting	2019 2020 2021	Performance	Result	Payout %

Same-Center NOI Growth vs. Peers	50%	100% Completed	Maximum	100th percentile (1st place)	100%

Core FFO per Share Growth vs. Peers	50%	3-Year Measurement Period with 5 Year	Maximum	89th percentile (2nd place)	100%

Share Value Modifier		Recoupment Period	Payout Capped at Target/Award Subject to Recoupment	-50%*	Reduced to Target (50%)

*	Share value at beginning of performance period as of January 1, 2019 (based on NAV): $33.15 (as adjusted for the Reverse Stock Split, as defined below.
Share value at end of performance period as of December 31, 2021: $33.04.

IPO Grants

In connection with our IPO, each of our NEOs was granted an award of LTI units in the form of Class B Units to reward the NEO for the successful completion of the IPO (the “IPO Awards”). Each IPO Award vests as to 50% of the award on the 18-month anniversary of the date of grant and 50% of the award on the 36-month anniversary of the date of grant (or, in the case of Mr. Murphy, 50% of the award on the 18-month anniversary of the date of grant and 50% of the award on December 31, 2023), subject to the NEO’s continued employment through the applicable vesting date. The following table sets forth the number of LTI units subject to each IPO Award:

Executive	LTI Units

Jeffrey S. Edison	99,153

Devin I. Murphy	73,729

Robert F. Myers	53,390

John P. Caulfield	33,898

Tanya E. Brady	33,898

As the IPO Awards granted in connection with our IPO are one-time in nature, values in the Summary Compensation Table (below) for 2021 will appear significantly higher than those in 2020.

2022 LTI Program

Beginning in 2022, the Compensation Committee approved a change in the Company’s performance-based LTI program such that the performance-based component of awards under the program will be based on a single metric, total shareholder return relative to the FTSE Nareit Equity Shopping Center Index, as illustrated in the following graphic:

2022 PROXY STATEMENT	44

Dividends and Distributions

Holders of unvested time-based RSUs are paid cash dividend equivalents on a quarterly basis, and holders of time-based unvested Class B Units are paid monthly cash distributions, in each case in an amount equal to the cash dividends paid by the Company.

Performance-based LTI Awards accrue dividend or distribution equivalents during the performance period. For performance–based RSUs, accrued dividend equivalents are paid in cash when and only to the extent the performance–based RSUs are earned and shares of common stock are issued. Holders of performance-based Class C Units are entitled to receive cash distributions in an amount per unit equal to, in the case of unearned Class C Units, 10% of the distributions made by the Operating Partnership with respect to OP Units and, in the case of earned Class C Units, the distributions made by the Operating Partnership with respect to OP Units, which generally are in an amount per unit equal to the per share declared monthly dividends on our common stock. Upon satisfaction of the performance condition at the end of the performance period, the distributions that would have been payable on such earned Class C Units from the beginning of the performance period are determined (net of the 10% monthly distributions made during the performance period with respect to such units), and are paid to the holder in the form of additional earned Class C Units (or cash, in the Company’s discretion), which are subject to vesting in the same manner as the underlying Class C Units.

EMPLOYEE BENEFITS

We believe that establishing competitive benefit packages for our associates is an important factor in attracting and retaining highly qualified personnel. Our NEOs are eligible to participate in all of our employee benefit plans, in each case on the same basis as other associates. We also provide a Company matching contribution under our 401(k) savings plan to associates generally, including our NEOs, up to the Internal Revenue Service limits.

OTHER BENEFITS

Mr. Edison received personal tax services provided by our internal tax department prior to July 2021, but thereafter no longer receives personal tax services from our internal tax department. Mr. Edison also has an aircraft time-sharing agreement with the Company for personal use of the aircraft leased to the Company. See “Related Party Transactions—Agreement with Related Persons—Aircraft Leases” for more information on personal use of the aircraft.

EMPLOYMENT, SEVERANCE, CHANGE IN CONTROL, AND OTHER ARRANGEMENTS

We do not have employment agreements, severance or change in control agreements, or other arrangements with any of our NEOs other than those described below.

Executive Change in Control Severance Plan

Our Amended and Restated Executive Change in Control Severance Plan for executive officers, or the Severance Plan, provides for specified payments and benefits in connection with a termination of employment by the Company not for Cause or a resignation by the executive for Good Reason (as each such term is defined in the Severance Plan). Our goal in providing Severance Plan payments and benefits is to offer sufficient cash continuity protection such that our NEOs will focus their full time and attention on

2022 PROXY STATEMENT	45

the requirements of the business rather than the potential implications for their respective positions. We prefer to have certainty regarding the potential severance amounts payable to the NEOs, rather than negotiating severance at the time employment terminates. We also have determined that accelerated vesting provisions with respect to outstanding equity awards in connection with a qualifying termination of employment are appropriate because they encourage our NEOs to stay focused on the business in those circumstances rather than focusing on the potential implications for them personally. To receive the severance payments and benefits under the Severance Plan, the NEOs must execute a general release of claims and comply with non-competition and non-solicitation provisions that apply for 18 months (or 24 months in the case of Mr. Edison) following termination of employment and confidentiality provisions that apply during and following termination of employment.

Vesting Agreement with Devin Murphy

In October 2017, we entered into an agreement with Mr. Murphy regarding the vesting of his equity incentive awards (the “Murphy Vesting Agreement”). Pursuant to the Murphy Vesting Agreement, all time-based equity awards granted to Mr. Murphy vested upon the earlier of the vesting date set forth in the applicable equity award agreement and the date Mr. Murphy reached both (i) age 58 and (ii) a combined age and continuous years of service with the Company of 65 years (such date, the “Murphy Retirement Eligibility Date”). The Murphy Retirement Eligibility Date occurred in June 2019. The Murphy Vesting Agreement further provides that if Mr. Murphy’s employment terminates following the Murphy Retirement Eligibility Date, he remains eligible to vest in any performance-based LTI Awards, excluding the Special LTI Award, as follows: (a) if his retirement occurs before 50% of the performance period has elapsed, then he will vest in a prorated portion of any performance-based LTI Awards actually earned based on performance at the end of the performance period, with the proration calculated based on the ratio of the number of days Mr. Murphy was employed during the performance period to the total number of days in the performance period and (b) if his retirement occurs after 50% or more of any performance period has elapsed, then Mr. Murphy will vest in any performance-based LTI Awards that are actually earned at the end of the performance period for each such LTI Award. The provisions of the Murphy Vesting Agreement do not apply to Mr. Murphy’s Special LTI Award or Mr. Murphy’s IPO Award (see “Executive Compensation Tables—IPO Equity Grants” below).

TAX AND ACCOUNTING CONSIDERATIONS

We have not provided or agreed to provide any of our executive officers or directors with a gross-up or other reimbursement for tax amounts they might pay pursuant to Section 4999 or Section 409A of the Code. Sections 280G and 4999 of the Code provide that executive officers, directors who hold significant stockholder interests, and certain other service providers could be subject to significant additional taxes if they receive payments or benefits in connection with a change in control of our Company that exceed certain limits, and that we or our successor could lose a deduction on the amounts subject to the additional taxes. Section 409A also imposes additional significant taxes on the individual if an employee, director or service provider receives “deferred compensation” that does not meet the requirements of Section 409A.

Section 162(m) of the Code limits the annual compensation deduction available to publicly held corporations to $1.0 million for certain “covered employees,” which generally includes our NEOs. If Section 162(m) applies for a particular year, our taxable income will increase by the amount of the disallowed compensation deduction. To maintain our status as a REIT, we are required to distribute at least 90% of our taxable income to our stockholders in the form of dividends. The increase in taxable income

2022 PROXY STATEMENT	46

resulting from the application of Section 162(m) will be taken into account as the Board determines the amount of dividends to be paid to our stockholders in future years. Although the Compensation Committee intends to consider the impact of Section 162(m) in structuring compensation programs, the Compensation Committee expects its primary focus to be on creating programs that address the needs and objectives of the Company regardless of the impact of Section 162(m). As a result, the Compensation Committee may make awards and structure programs that are not deductible under Section 162(m).

RECOUPMENT OF COMPENSATION

Our Board has adopted an Executive Compensation Clawback Policy (“clawback policy”) that applies to our current and former executive officers and any other employee as may be designated by our Compensation Committee (each, a “covered employee”). Our clawback policy went into effect as of the date of our IPO to support the Company’s compliance with applicable laws, including incentive-based compensation recovery requirements set forth in Section 10D of the Exchange Act, as added by Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act. In the event of a restatement of our financial or operating results, the clawback policy generally permits the recovery of certain cash and equity-based incentive compensation that was paid, granted, or vested based on financial or operating results that, when recalculated to include the correct performance data, were not achieved. In making such a determination as to whether to seek to recover such incentive compensation from a covered employee, our Compensation Committee will consider such factors as it deems appropriate, including whether the employee engaged in misconduct or negligent conduct that caused or contributed to the restatement and the amount of the overpayment.

In addition, the clawback policy provides that, if a covered employee commits an act giving rise to “misconduct” (as defined in the policy), the Compensation Committee may take remedial action against the covered employee, including the recovery of any incentive compensation paid to the employee within 36 months prior to or following the date of such misconduct and the cancellation of some or all of the employee’s outstanding vested but unsettled incentive compensation awards and outstanding unvested incentive compensation awards.

HEDGING, PLEDGING, AND SPECULATIVE TRANSACTIONS

Our Insider Trading Policy prohibits all directors, officers, and other associates from engaging in short-term speculative securities transactions such as short sales and certain hedging or monetization transactions with respect to the Company’s securities. The policy also prohibits all directors, officers, and other associates from pledging our securities as collateral for a loan or as collateral in a margin account.

STOCK OWNERSHIP POLICY

As more fully discussed above, we maintain the SOP, which includes stock ownership requirements that are applicable to our NEOs. See “Corporate Governance–Stock Ownership Policy” above.

2022 PROXY STATEMENT	47

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis contained in this Proxy Statement. Based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Submitted by the Compensation Committee

John A. Strong (Chair)

Paul J. Massey, Jr.

Jane E. Silfen

The foregoing report shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act or the Exchange Act, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under the Exchange Act.

2022 PROXY STATEMENT	48

Executive Compensation Tables

SUMMARY COMPENSATION TABLE

The following table and footnotes provide information regarding the compensation of our NEOs for the years presented:

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)(6)	Total ($)

Jeffrey S. Edison	2021	846,731	562,500	5,802,345	1,312,500	282,968	8,807,044
Chairman of the Board	2020	751,923	937,500	2,924,995	-	253,005	4,867,423
and Chief Executive Officer	2019	838,269	352,500	10,230,150	1,312,500	585,338	13,318,757

Devin I. Murphy	2021	489,246	661,500	3,194,945	73,500	94,368	4,513,559
President	2020	478,692	367,500	-	-	82,317	928,509
	2019	487,045	138,180	4,187,629	514,500	287,589	5,614,943

Robert F. Myers	2021	489,246	220,500	2,440,283	514,500	83,619	3,748,148
Chief Operating Officer	2020	478,692	367,500	899,999	-	68,812	1,815,003
and Executive Vice President	2019	487,045	171,990	1,517,622	514,500	242,315	2,933,472

John P. Caulfield	2021	357,415	108,900	1,298,947	254,100	43,866	2,063,228
Chief Financial Officer,	2020	316,615	165,000	361,339	-	23,104	866,058
Executive Vice President	2019	259,505	53,580	210,996	199,500	38,659	762,240
and Treasurer

Tanya E. Brady	2021	364,438	78,750	1,141,150	183,750	37,375	1,805,463
General Counsel,	2020	353,692	131,250	167,999	-	20,417	673,358
Chief Ethics & Compliance	2019	345,192	45,120	275,625	168,000	36,642	870,579
Officer, Executive Vice
President and Secretary

(1)

For 2021 and 2019, represents amounts paid under the Annual Cash Incentive Program for the portion of the NEO’s annual bonus attributable to individual performance for the applicable year and paid in the following calendar year. For 2020, represents the discretionary bonus the Compensation Committee determined to pay our NEOs for their performance in 2020.

(2)

Amounts reflect the grant date fair value of time-based and performance-based LTI Awards, including earned Class C Units attributable to the value of accrued distributions with respect to earned performance-based LTI Awards, under our annual LTI Programs and the grant date fair value of the IPO Awards, in each case as computed in accordance with ASC 718. The time-based awards under our annual LTI Programs were granted in 2021, 2020 and 2019 under the LTI Program for the immediately preceding fiscal year. IPO Awards were granted in July 2021 in connection with our IPO. The performance-based LTI Awards were awarded and granted in 2021, 2020 and 2019 under the LTI Program for such year. See “Compensation Discussion & Analysis - Long-Term Equity Incentive Program” for additional information regarding these awards.

The grant date fair value of the performance-based awards in the stock awards column is computed based on the probable outcome of performance conditions as of the grant date. This amount is consistent with the estimate of aggregate compensation cost to be recognized by the Company over the three-year performance period of the award determined as of the grant date under ASC 718. The assumptions used in calculating the valuations are set forth in Note 13 to the consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2021.

2022 PROXY STATEMENT	49

Assuming the maximum level of performance is achieved, the aggregate grant date fair value of each of the 2021, 2020, and 2019 performance-based LTI Awards is as shown in the following table:

Name	Performance-Based Awards Assuming Maximum Performance (2021 Awards)	Performance-Based Awards Assuming Maximum Performance (2020 Awards)	Performance-Based Awards Assuming Maximum Performance (2019 Awards)

Jeffrey S. Edison	$3,509,993	$3,509,953	$3,510,055

Devin I. Murphy	1,302,208	N/A	N/A

Robert F. Myers	1,080,030	1,079,986	1,080,027

John P. Caulfield	435,593	396,004	73,328

Tanya E. Brady	240,030	216,050	180,571

(3)

As previously disclosed in footnote 3 to the Company’s 2020 and 2021 proxy statements, in 2019, each of Messrs. Edison and Murphy received a Special LTI Award. The table below shows the grant date fair value as computed in accordance with ASC 718 based on the probable outcome and maximum performance of performance conditions as of the grant date. This amount is consistent with the estimate of aggregate compensation cost to be recognized by the Company over the applicable five- or seven-year performance period of the award determined as of the grant date under ASC 718, excluding the effect of estimated forfeitures. The assumptions used in calculating the valuations below are set forth in Note 15 to the consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019:

Name	Grant Date Fair Value of Special LTI Award	Value Assuming Maximum Performance

Jeffrey S. Edison	$7,500,005	$15,000,010

Devin I. Murphy	3,750,005	7,500,010

(4)

Represents amounts paid under the Annual Cash Incentive Program for each of 2021 and 2019 for the portion of the NEO’s annual bonus attributable to Company performance for the applicable year and paid in the following calendar year.

(5)

Amounts reported in the “All Other Compensation” column for 2021 include Company contributions to the 401(k) plan, distributions paid on unvested equity-based awards, the value of tax and accounting services provided by our internal tax and accounting departments, and personal use of the Company’s leased aircraft, as shown in the following table:

Name	Retirement Plan Contributions	Distributions Paid on Unvested Equity- Based Awards(a)	Perquisites(b)	Total

Jeffrey S. Edison	$8,700	$238,104	$36,164	$282,968

Devin I. Murphy	8,700	85,668	-	94,368

Robert F. Myers	8,700	74,919	-	83,619

John P. Caulfield	8,700	35,166	-	43,866

Tanya E. Brady	8,700	28,675	-	37,375

a.

Includes distributions paid on Class B Units, Class C Units, and dividend equivalents paid on RSUs. See “Compensation Discussion and Analysis – Long-Term Equity Incentive Program – Dividends and Distributions” for more information regarding dividends and distributions on Class B Units, Class C Units and RSUs.

b.

For Mr. Edison, this amount includes $10,000 for personal tax and accounting services provided by our tax and accounting departments prior to July 2021 and $26,164 for personal use of the Company’s leased aircraft. See “Related Party Transactions—Agreements with Related Persons—Aircraft Leases” for more information on personal use of the aircraft.

(6)

Amounts reported in the “All Other Compensation” column for 2020 and 2019 include distributions on unvested Class B Units, unearned Class C Units and/or earned but unvested Class C Units for Messrs. Edison, Murphy and Myers in the following amounts: (i) for 2020, $95,681, $36,485 and $22,510, respectively, and (ii) for 2019, $301,870, $109,293 and 75,432, respectively.

2022 PROXY STATEMENT	50

2021 GRANTS OF PLAN-BASED AWARDS

The following table provides information about equity and non-equity incentive awards granted to NEOs in 2021, after giving effect to a one-for-three reverse stock split of our outstanding common stock and our Operating Partnership’s one-for-three reverse stock split of its outstanding OP units (the “Reverse Stock Split”):

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)		Grant Date Value of Stock and Option Awards ($)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

Jeffrey S. Edison	3/10/21	$625,000	$1,250,000	$1,875,000
	3/10/21				33,429	66,857	133,714			$1,754,996
	3/10/21							44,571	(3)	1,169,989
	3/10/21							3,850	(4)	101,063
	7/15/21	-	-	-	-	-	-	99,153	(5)	2,776,284

Devin I. Murphy	3/10/21	245,000	490,000	735,000
	3/10/21							1,729	(4)	45,386
	4/29/21				10,286	20,572	41,144			651,104
	4/29/21							13,714	(3)	434,048
	7/15/21		-		-		-	73,729	(5)	2,064,412

Robert F. Myers	3/10/21	245,000	490,000	735,000
	3/10/21				10,286	20,572	41,144			540,015
	3/10/21							13,714	(3)	359,993
	3/10/21							1,728	(4)	45,360
	7/15/21	-	-	-	-	-	-	53,390	(5)	1,494,920

John P. Caulfield	3/10/21	121,000	242,000	363,000
	3/10/21				4,149	8,297	16,594			217,796
	3/10/21							5,029	(3)	132,011
	7/15/21	-	-	-	-	-	-	33,898	(5)	949,144

Tanya E. Brady	3/10/21	87,500	175,000	262,500
	3/10/21				2,286	4,572	9,144			120,015
	3/10/21							2,743	(3)	72,004
	7/15/21	-	-	-	-	-	-	33,898	(5)	949,144

(1)

Amounts relate to the 2021 Annual Cash Incentive Program. The amounts actually paid in February 2022 are included in the Summary Compensation Table for 2021 in the Bonus and Non-Equity Incentive Plan columns and described in footnotes 1 and 4 to that table.

(2)

Represents performance-based LTI Awards awarded under the 2021 LTI Program in the form of Class C Units per the election of the executive officers, which covers performance during the three-year period 2021 through 2023. The aggregate grant date fair value reported in the last column is based on the probable outcome of the performance conditions as of the grant date. This amount is consistent with the estimate of aggregate compensation cost to be recognized by the Company over the performance period of the award determined as of the grant date under ASC 718, excluding the effect of estimated forfeitures. The aggregate grant date fair value for these awards is included in the Summary Compensation Table for 2021 in the “Stock Awards” column and described in footnote 2 to that table.

Class B Units and Class C Units are intended to qualify as profits interests in our Operating Partnership and, pursuant to our Operating Partnership’s partnership agreement, automatically convert on a one-for-one basis into OP Units once the Class B Units or Class C Units, as applicable, achieve parity with the OP Units (based on capital account balance per unit) and satisfy all applicable time-vesting and performance-vesting conditions.

(3)

Represents the number of time-based LTI Awards granted in 2021 pursuant to awards under the 2020 LTI Program in the form of Class B Units per the election of the executive officers. These awards vest in four equal annual installments following the grant date. The aggregate grant date fair value reported in the last column is calculated in accordance with ASC 718. The aggregate grant date fair value for these awards is included in the Summary Compensation Table for 2021 in the “Stock Awards” column and described in footnote 2 to that table. See footnote 2 above for a description of the Class C Units.

(4)

Represents earned Class C Units attributable to the value of accrued distributions with respect to earned 2018 performance-based LTI Awards, 50% of which vested as of the last day of the applicable performance period and 50% of which vest on the first anniversary thereof, subject to continued employment through the applicable vesting date (or, in the case of Mr. Murphy, 100% of which vested on the last day of the applicable performance period).

(5)

Represents IPO Awards granted in 2021 in the form of Class B Units. See “Compensation Discussion and Analysis—Long-Term Equity Incentive Program—IPO Grants” for more information regarding the IPO Awards.

2022 PROXY STATEMENT	51

2021 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

The following table sets forth information with respect to outstanding equity awards held by the NEOs as of December 31, 2021, after giving effect to the Reverse Stock Split:

Name	Date of Grant		Stock Awards
			Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

Jeffrey S. Edison	3/15/2018	(1)**	22,953	758,367

	3/15/2018	(2)**			29,556	976,530

	3/12/2019	(3)**	14,708	485,952

	3/12/2019	(4)**	26,471	874,602	52,942	1,749,204

	3/12/2019	(5)**			90,498	2,990,047

	3/11/2020	(6)*	26,351	870,637

	3/11/2020	(7)*			105,404	3,482,548

	3/10/2021	(8)**	44,571	1,472,626

	3/10/2021	(9)**			66,857	2,208,955

	7/15/2021	(10)**	99,153	3,276,015

Devin I. Murphy	3/15/2018	(2)**			13,262	438,176

	3/12/2019	(5)**			45,249	1,495,027

	4/29/2021	(9)**			20,572	679,699

	7/15/2021	(10)**	73,729	2,436,006

Robert F. Myers	3/15/2018	(1)**	6,438	212,712

	3/15/2018	(2)**			13,262	438,176

	3/12/2019	(3)**	6,600	218,064

	3/12/2019	(4)**	8,145	269,111	16,290	538,222

	3/11/2020	(6)*	8,108	267,888

	3/11/2020	(7)*			32,432	1,071,553

	3/10/2021	(8)**	13,714	453,111

	3/10/2021	(9)**			20,572	679,699

	7/15/2021	(10)**	53,390	1,764,006

John P. Caulfield	3/15/2018	(1)*	757	25,011

	3/15/2018	(11)*	8,333	275,322

	3/15/2018	(2)*			798	26,366

	3/12/2019	(3)*	1,191	39,351

	3/12/2019	(4)*	553	18,271	1,106	36,542

	3/11/2020	(6)*	3,679	121,554

	3/11/2020	(7)*			11,892	392,912

	3/10/2021	(8)**	5,029	166,158

	3/10/2021	(9)**			8,297	274,133

	7/15/2021	(10)**	33,898	1,119,990

Tanya E. Brady	3/15/2018	(1)*	833	27,522

	3/15/2018	(11)*	4,545	150,167

	3/15/2018	(2)*			966	31,917

	3/12/2019	(3)*	1,443	47,677

	3/12/2019	(4)*	1,358	44,868	2,716	89,737

	3/11/2020	(6)*	1,352	44,670

	3/11/2020	(7)*			6,488	214,364

	3/10/2021	(8)**	2,743	90,629

	3/10/2021	(9)**			4,572	151,059

	7/15/2021	(10)**	33,898	1,119,990

2022 PROXY STATEMENT	52

*	RSUs/Performance-based RSUs

**	Class B Units/Class C Units

(1)	Remaining unvested portion of time-based LTI Awards granted in March 2018 that vest in equal amounts over four years, beginning on January 1, 2019.

(2)

Performance-based LTI Awards granted under the 2018 LTI Program were deemed earned at maximum based on performance through December 31, 2020. However, because the Company’s share value at the end of the performance period was less than the share value at the beginning of the performance period (which, prior to our IPO, was expressed in terms of the Company’s NAV), the number of earned awards was capped at the target amount. Half of the earned units vested on December 31, 2020 and the other half on December 31, 2021. The Contingent Portion will remain eligible to vest if the Company’s share value for twenty consecutive market days on or prior to December 31, 2025 is greater than the share value at the beginning of the performance period. The amount reported in the “Equity Incentive Plan Awards” columns represents the Contingent Portion.

(3)	Remaining portion of time-based RSUs/LTI units granted in March 2019 that vest in equal amounts over four years, beginning on January 1, 2020.

(4)

Performance-based LTI Awards granted under the 2019 LTI Program were deemed earned at maximum based on performance through December 31, 2021. However, because the Company’s share value at the end of the performance period was less than the share value at the beginning of the performance period (which, prior to our IPO, was expressed in terms of the Company’s NAV), the number of earned awards was capped at the target amount. Half of the earned units vested on December 31, 2021. The amount reported in the “Shares or Units of Stock That Have Not Vested” columns represents the remaining half of the earned units that will vest on December 31, 2022. The unearned portion in excess of target and up to the maximum (the “Contingent Portion”) will remain eligible to vest if the Company’s share value for twenty consecutive market days on or prior to December 31, 2026 is greater than the share value at the beginning of the performance period. The amount reported in the “Equity Incentive Plan Awards” columns represents the Contingent Portion.

(5)

Special LTI Award granted to Messrs. Edison and Murphy in 2019 that will be earned, to the extent performance conditions are achieved, as of the last day of the performance period on March 31, 2026 and March 31, 2024, respectively. Because the units earned are not currently determinable, in accordance with SEC rules, the number of units and the corresponding market value reflect actual performance through 2021.

(6)	Remaining portion of time-based RSUs/LTI units granted in March 2020 that vest in equal amounts over four years, beginning on January 1, 2021.

(7)

Performance-based LTI Awards granted under the 2020 LTI Program that will be earned, to the extent performance conditions are achieved, as of December 31, 2022, the last day of the performance period. Half of the earned units will vest on December 31, 2022 and half will vest on December 31, 2023. Because the units earned are not currently determinable, in accordance with SEC rules, the number of units and the corresponding market value reflect actual performance through 2021, which was above the target level and below maximum level and is therefore reported at the maximum level.

(8)	Time-based RSUs granted in March 2021 (or April 2021 for Mr. Murphy) that vest in equal amounts over four years, beginning on January 1, 2022.

(9)

Performance-based LTI Awards granted under the 2021 LTI Program that will be earned, to the extent performance conditions are achieved, as of December 31, 2023, the last day of the performance period. Half of the earned units will vest on December 31, 2023 and half will vest on December 31, 2024. Because the units earned are not currently determinable, in accordance with SEC rules, the number of units and the corresponding market value reflect actual performance through 2021, which was above the threshold level and below target level and is therefore reported at the target level.

(10)

IPO Awards granted in July 2021 that vest as to 50% of the award on the 18-month anniversary of the date of grant and 50% of the award on the 36-month anniversary of the date of grant (or, in the case of Mr. Murphy, 50% on the 18-month anniversary of the date of grant and 50% on December 31, 2023).

(11)	Special restricted stock award granted March 15, 2018 that vests in full on January 1, 2022.

2021 STOCK VESTED

The following table sets forth summary information regarding the vesting during 2021 of LTI Awards and/or RSUs held by our NEOs. None of the NEOs held or exercised any stock options in 2021. All share amounts set forth below are shown after giving effect to the Reverse Stock Split.

	Stock Awards

Name	Number of OP Units/Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)(2)

Jeffrey S. Edison	84,189	$2,490,042

Devin I. Murphy	15,443	479,434

Robert F. Myers	28,945	860,135

John P. Caulfield	3,532	99,179

Tanya E. Brady	3,845	113,432

(1)

Represents the value realized on vesting as calculated by multiplying the number of shares or units that vested by (i) for vesting that occurred prior to the date of our IPO, the estimated value per share of our common stock on the applicable vesting date, and (ii) for vesting that occurred on or after the date of our IPO, the closing market price of our common stock on the applicable vesting date.

(2)

In addition to time-vesting Class B units and time-vesting RSUs that vested during 2021, amounts shown include Class C Units and/or RSUs that satisfied the applicable performance-vesting condition and time-vesting condition as of December 31, 2021.

2022 PROXY STATEMENT	53

PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Amended and Restated Executive Change in Control Severance Plan

Each of our executive officers participates in the Severance Plan. Under the plan, in the event that an executive’s employment is terminated by the Company or its affiliates not for Cause (as defined in the Severance Plan) or the executive resigns for Good Reason (as defined in the Severance Plan), then the executive will be entitled to (i) a lump sum payment equal to the product of (A) 1.5 (or 2.0 in the case of Mr. Edison) and (B) the sum of (1) the executive’s base salary and (2) the executive’s average annual cash performance bonus for the most recent three fiscal years (or such shorter period that the executive was eligible to receive an annual cash performance bonus), (ii) if the executive elects to receive group health insurance under the Consolidated Omnibus Budget Reconciliation Act, or COBRA, following the termination date, the Company will provide such coverage for 18 months (or 24 months in the case of Mr. Edison) following termination, provided that the executive continues to pay the same amount of the monthly premium as in effect for the Company’s other executives and; provided, further, that if the executive becomes employed by another employer during such period and is eligible to receive group health insurance under such other employer’s plans, the Company’s obligations will be reduced to the extent that comparable coverage is actually provided to the executive and his or her covered dependents, and (iii) (A) the executive’s unvested time-base equity awards that would have otherwise vested during the 18 months (or 24 months in the case of Mr. Edison) following termination will vest on the termination date and be paid in full within 70 days of the date of termination and (B) the executive will remain eligible to vest and be paid on a pro-rata portion of performance-based equity awards based on actual performance at the end of the performance period, with proration based on the period of time elapsed between the beginning of the performance period and the termination date as a percentage of the full performance period.

In lieu of the benefits described in the immediately preceding paragraph, in the event that an executive’s employment is terminated by the Company or its affiliates not for Cause or the executive resigns for Good Reason, in either case within two years following a Change in Control (as defined in the Severance Plan), then the executive will be entitled to (i) a lump sum payment equal to the product of (A) 2.0 (or 2.5 in the case of Mr. Edison) and (B) the sum of (1) the executive’s base salary and (2) the executive’s average annual cash performance bonus for the most recent three fiscal years (or such shorter period that the executive was eligible to receive an annual cash performance bonus) and (ii) if the executive elects to receive group health insurance under COBRA following the termination date, the Company will provide such coverage for 24 months following termination (or 30 months following termination in the case of Mr. Edison), provided that the executive continues to pay the same amount of the monthly premium as in effect for the Company’s other executives and; provided, further, that if the executive becomes employed by another employer during such period and is eligible to receive group health insurance under such other employer’s plans, the Company’s obligations will be reduced to the extent that comparable coverage is actually provided to the executive and his or her covered dependents. The executive’s unvested time-based equity awards and earned but unvested performance-based equity awards will vest as of the date of termination and be paid in full within 70 days of the date of termination.

Upon the closing of any Change in Control, the Compensation Committee will determine the number of performance-based equity awards held by the executive that will be considered earned under such awards based upon the Company’s performance by pro-rating the performance targets for the shortened performance period and then measuring such pro-rated targets against actual Company performance

2022 PROXY STATEMENT	54

through the closing of the Change in Control. Any such earned awards will then be converted into time-based awards that will vest and be paid based on continued service through the end of the performance period that was applicable to such award prior to the Change in Control, subject to acceleration as described in the last sentence of the prior paragraph.

If the executive dies or if the Company and its affiliates terminate an executive’s employment due to Disability (as defined in the Severance Plan), the executive or his or her legal heirs will be entitled to (1) a pro-rated portion of his annual cash performance bonus for the year of termination if the Compensation Committee determines that performance is achieved, (2) accelerated vesting of unvested time-based equity awards that would have otherwise vested during the 18 months (or 24 months in the case of Mr. Edison) following termination, and (3) remain eligible to vest and be paid on a prorated portion of performance-based equity awards based on actual performance at the end of the performance period with pro-ration based on the period of time elapsed between the beginning of the performance period and the termination date as a percentage of the full performance period.

Receipt of the severance payments and benefits under the Severance Plan is subject to the execution and non- revocation of a release agreement by the executive and compliance with non-competition and non-solicitation provisions that apply for 18 months (24 months in the case of Mr. Edison) following termination of employment and confidentiality provisions that apply during and following termination of employment.

Special LTI Awards

Pursuant to the terms of each Special LTI Award, the last day of the applicable performance period and the number of Class C units earned under the Special LTI Award will be measured as of the earliest of a specified date, a change of control, or the executive’s termination of employment (other than a termination for cause). In the case of a voluntary termination or a termination without cause, the number of Class C units earned will further be prorated based upon the number of days that elapsed from the effective date of the award through the date of such termination, divided by the number of days in the performance period, provided that, in the case of death or disability, the proration will be based upon the sum of (i) the number of days that elapsed from the effective date of the award through the date of such termination and (ii) the number of days in the executive’s applicable severance period (24 months, in the case of Mr. Edison, and 18 months, in the case of Mr. Murphy), divided by the number of days in the performance period. The provisions of the Severance Plan do not apply to the Special LTI Awards.

Murphy Vesting Agreement

Pursuant to the Murphy Vesting Agreement, if Mr. Murphy’s employment terminates on or following the Retirement Eligibility Date, he will remain eligible to vest in any performance-based equity awards granted by the Company as follows: (i) if his retirement occurs before 50% of the performance period has elapsed, then he will vest in a pro-rated portion of any performance-based equity awards actually earned based on performance at the end of the performance period, with the pro-ration calculated based on the ratio of the number of days he was employed during the performance period to the total number of days in the performance period and (ii) if his retirement occurs after 50% or more of the performance period has elapsed, then he will vest in any performance-based awards that are actually earned at the end of the performance period. The provisions of the Murphy Vesting Agreement do not apply to Mr. Murphy’s Special LTI Award or Mr. Murphy’s IPO Award.

2022 PROXY STATEMENT	55

QUANTIFICATION OF PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The following table provides information regarding certain potential payments that would have been made to the NEOs if the triggering event occurred on December 31, 2021, the last day of the fiscal year, based on the value of a share of our common stock on such date, where applicable. If a triggering event would actually occur, the amounts actually received will vary based on factors such as the timing during the year of such triggering event and the estimated value per share of our common stock. The only plan or agreement that provides for potential payments upon a triggering event is the Severance Plan. Accordingly, all amounts shown in the table below represent the applicable potential payments under the Severance Plan if a triggering event had occurred on December 31, 2021:

Name	Benefit	Retirement ($)	Termination for Cause or Resignation without Good Reason ($)	Termination not for Cause or Good Reason ($)	Death or Disability ($)	Change in Control without Termination ($)	Change in Control with Termination ($)

Jeffrey S. Edison	Severance Pay		-	4,685,000	1,875,000		5,856,250

	Health Care Benefits(1)		-	29,338	-		36,673

	Time-based Equity Acceleration			4,957,421	4,957,421		7,621,965

	Performance-based Equity Acceleration	1,139,066	-	3,910,835	3,910,835	2,990,047	7,814,879

	Total	1,139,066	-	13,582,594	10,743,256	2,990,047	21,329,766

Devin I. Murphy	Severance Pay		-	1,612,590	735,000		2,150,120

	Health Care Benefits(1)		-	32,765	-		43,686

	Time-based Equity Acceleration			1,217,987	1,217,987		2,436,006

	Performance-based Equity Acceleration	797,348	-	1,023,914	1,023,914	1,495,027	2,174,726

	Total	797,348	-	3,887,255	2,976,901	1,495,027	6,804,538

Robert F. Myers	Severance Pay		-	1,644,304	735,000		2,192,405

	Health Care Benefits(1)		-	35,207	-		46,943

	Time-based Equity Acceleration			1,930,626	1,930,626		3,128,492

	Performance-based Equity Acceleration		-	852,862	852,862		1,484,586

	Total	-	-	4,462,999	3,518,488	-	6,852,425

John P. Caulfield	Severance Pay		-	935,040	363,000		1,246,720

	Health Care Benefits(1)		-	32,765	-		43,686

	Time-based Equity Acceleration			1,063,789	1,063,789		1,747,386

	Performance-based Equity Acceleration		-	240,619	240,619		488,860

	Total	-	-	2,272,213	1,667,408	-	3,526,652

Tanya E. Brady	Severance Pay		-	850,935	262,500		1,134,580

	Health Care Benefits(1)		-	10,999	-		14,665

	Time-based Equity Acceleration			860,428	860,428		1,480,655

	Performance-based Equity Acceleration		-	166,676	166,676		303,109

	Total	-	-	1,889,038	1,289,603	-	2,933,009

(1)

Represents the aggregate present value of continued participation in the Company’s group health insurance coverage based on the portion of the premiums payable by the Company during the eligible period. The eligible period for a termination without cause or resignation for good reason is 24 months for Mr. Edison and 18 months for the other NEOs. The eligible period for a change in control with termination is 30 months for Mr. Edison and 24 months for the other NEOs. The amounts reported may ultimately be lower if the NEO is no longer eligible to receive benefits, which could occur upon obtaining other employment and becoming eligible for group health insurance coverage through the new employer.

2022 PROXY STATEMENT	56

CEO PAY RATIO

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information regarding the ratio of the annual total compensation of our Chairman and CEO, Mr. Edison, to the annual total compensation of our median employee.

As reported in the Summary Compensation Table, our CEO had annual total compensation for 2021 of $8,807,044. Using this Summary Compensation Table methodology, the annual total compensation of our median employee for 2021 was $106,942. As a result, we estimate that the ratio of our CEO’s annual total compensation to that of our median employee for fiscal year 2021 was 82.4 to 1.

We believe that our compensation philosophy should be consistent and internally equitable to motivate our associates to create stockholder value. We are committed to internal pay equity, and our Compensation Committee monitors the relationship between the pay that our CEO receives and the pay that all of our other associates receive.

We identified the median associate in 2021 based on the pool of individuals who were employed by us on December 31, 2021 (whether employed on a full-time or part-time basis). Associates on leave of absence were excluded from the list and reportable wages were annualized for those associates who were not employed for the full calendar year. The compensation of this pool of associates was calculated using the Summary Compensation Table methodology.

The pay ratio reported above is a reasonable estimate calculated in a manner consistent with SEC rules, based on our internal records and the methodology described above. The SEC rules for identifying the median compensated employee allow companies to adopt a variety of methodologies, to apply certain exclusions and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. Accordingly, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies have different employee populations and compensation practices and may use different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

Supplemental CEO Pay Ratio

We are presenting an alternative CEO pay ratio that we believe facilitates a better understanding of our regular annual long-term incentive grant practices for our CEO.

The CEO pay ratio above is based on our CEO’s 2021 annual total compensation, as reported in the Summary Compensation Table, which includes the IPO Award. Because the IPO Award was a one-time award granted to Mr. Edison to reward him for the successful completion of our IPO, Mr. Edison’s 2021 total compensation is not representative of his intended annual long-term incentive equity grant value. The value of Mr. Edison’s IPO Award included in the Summary Compensation Table is $2,776,284.

2022 PROXY STATEMENT	57

The supplemental CEO pay ratio excludes the value of Mr. Edison’s IPO Award and the one-time equity-based award granted to our median employee in connection with our IPO. For purposes of this supplemental ratio, Mr. Edison’s 2021 annual total compensation is $6,030,760, and the annual total compensation of our median employee is $102,742. The resulting supplemental pay ratio of our CEO’s annual total compensation to that of our median employee for fiscal year 2021 was 58.7:1.

2022 PROXY STATEMENT	58

Director Compensation

Our director compensation program is intended to provide a total compensation package that enables the Company to attract and retain qualified and experienced directors, and to align our directors’ interests with those of our stockholders by including a substantial portion of their compensation in shares of our common stock. Non-employee director compensation is set by the Compensation Committee. The Compensation Committee undertook an extensive analysis of director compensation of other publicly traded REITs in 2021. As a result of such analysis, the Compensation Committee revised the cash and equity compensation to be paid to our directors following our IPO to ensure alignment with our peers so that we continue to draw and keep qualified and experienced directors on our Board.

2021 Non-Employee Director Compensation Program (Pre-IPO)

Prior to our IPO, our non-employee director compensation for 2021 consisted of an annual cash retainer of $51,525 and an annual equity retainer (in the form of restricted stock) of $51,525 per non-employee director and additional annual cash retainers for the Lead Independent Director, Audit Committee chair and Compensation Committee chair of $10,300 each. The annual equity retainers awarded vest on the first anniversary of the grant date, subject to continued service through such date.

2021 Non-Employee Director Compensation Program (Post-IPO)

Cash Compensation

In June 2021, in connection with our IPO, our Compensation Committee approved certain revisions to our director compensation program. Under the revised director compensation program, effective as of the date of our IPO, each non-employee director is entitled to receive an annual cash retainer in the amount of $60,000. The Compensation Committee also approved additional annual cash retainers for directors as follows:

•	Chair of Audit Committee: $25,000

•	Chair of Compensation Committee: $15,000

•	Chair of Nominating and Governance Committee: $15,000

•	Non-Chair Audit Committee Member: $15,000

•	Non-Chair Compensation Committee Member: $10,000

•	Non-Chair Nominating and Governance Committee Member: $10,000

•	Lead Independent Director: $40,000

Equity Compensation

In addition to cash retainers, commencing with our Annual Meeting, each non-employee director who first becomes a director at an annual meeting of our stockholders and each person who otherwise continues to be a director immediately following such annual meeting will receive an annual grant of restricted stock covering a number of shares with a total award value equal to $110,000. Each annual grant will vest in full on the earlier of (i) the date of the next annual meeting of our stockholders following the grant date (which,

2022 PROXY STATEMENT	59

under the minimum vesting requirements contained in our 2020 Omnibus Incentive Plan, as amended, generally must be at least 50 weeks after the immediately preceding year’s annual meeting) or (ii) the first anniversary of the grant date, subject to the director’s continued service through the vesting date.

IPO Grants

In connection with our IPO, each of our seven non-employee directors received an award of 3,389 shares of restricted stock. The restricted stock award is structured such that 50% will vest 18-months after the grant date and the remaining 50% will vest on the 36-month anniversary of the date of grant, subject to the director’s continued service through the applicable vesting date.

Directors are also entitled to reimbursement of reasonable out-of-pocket expenses incurred in connection with attending meetings in person.

Stock Ownership Policy

We have adopted the SOP designed to focus our NEOs and non-employee directors on long-term stockholder value creation. The SOP is more fully described under “Corporate Governance—Stock Ownership Policy” above.

DIRECTOR COMPENSATION TABLE

The following table sets forth the compensation of our non-employee directors who served on the Board during 2021. Mr. Edison did not receive any compensation for his service as a director and his compensation as an executive officer is set forth in the Summary Compensation Table.

	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)(3)	All Other Compensation ($)(4)	Total ($)

Leslie T. Chao	106,425	152,155	3,323	261,903

Elizabeth O. Fischer	73,625	152,155	3,570	229,350

Paul J. Massey, Jr.	68,625	152,155	3,323	224,103

Stephen R. Quazzo	66,125	152,155	3,323	221,603

Jane E. Silfen	63,625	152,155	3,570	219,350

John A. Strong	71,275	152,155	3,236	226,666

Gregory S. Wood	66,125	152,155	3,323	221,603

(1)	Represents cash fees earned in 2021, certain of which were paid in 2022 in arrears.

(2)

Represents the aggregate grant date fair value of restricted stock awards made to our directors in 2021, calculated in accordance with ASC 718, excluding any estimated forfeitures related to service-based vesting conditions. The amounts reported in this column reflect the accounting cost for these restricted stock awards, and do not correspond to the actual economic value that may be received by the director upon vesting of the awards. Assumptions used in the calculation of these amounts are included in Note 13 to our consolidated financial statements for the year ended December 31, 2021.

(3)	As of December 31, 2021, each non-employee director held 5,198 shares of unvested restricted stock.

(4)	Represents distributions paid on unvested restricted stock.

2022 PROXY STATEMENT	60

Proposal 2: Advisory Vote on Executive Compensation

As required by Section 14A of the Exchange Act, you have the opportunity to cast an advisory, non-binding vote to approve the compensation of our NEOs as disclosed in this proxy statement.

As described in detail in the “Compensation Discussion and Analysis” section of this proxy statement, the key objectives of our executive compensation program are to: (i) attract, motivate, reward and retain superior executive officers with the skills necessary to successfully lead and manage our business; (ii) achieve accountability for performance by linking annual cash incentive compensation to the achievement of measurable performance objectives; and (iii) incentivize our executive officers to build value and achieve financial objectives designed to increase the value of our business through short-term and long-term incentive compensation programs. For our executive officers, these short-term and long-term incentives are designed to accomplish these objectives by aligning their compensation with our financial results.

We are asking our stockholders to indicate their support for our NEO compensation, as described in this proxy statement, by casting a non-binding advisory vote “FOR” the following resolution:

‘‘RESOLVED, that the stockholders hereby APPROVE the compensation paid to the named executive officers, as disclosed in this proxy statement pursuant to the compensation disclosure rules of the SEC, including the compensation discussion and analysis, compensation tables, and related narrative discussion.’’

The vote on this resolution is not intended to address any specific element of compensation, but rather the overall compensation of our NEOs as described in this proxy statement. The vote is advisory and, therefore, not binding on the Company, the Board or the Compensation Committee. The Board and the Compensation Committee value the opinions expressed by stockholders in their advisory votes on this proposal and will consider the outcome of the vote when making future compensation decisions regarding NEOs.

The next advisory vote on executive compensation will be held at our 2023 annual meeting of stockholders.

VOTE REQUIRED

Approval of this proposal requires the affirmative vote of a majority of all of the votes cast on the proposal at the Annual Meeting. Abstentions and broker non-votes are not votes cast and will have no effect on the vote on this proposal.

THE BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE ADVISORY RESOLUTION TO APPROVE THE COMPANY’S EXECUTIVE COMPENSATION.

2022 PROXY STATEMENT	61

Proposal 3: Ratification of Appointment of Independent Registered Public Accounting Firm

The Audit Committee has selected Deloitte & Touche LLP to serve as our independent registered public accounting firm for the year ending December 31, 2022. Deloitte & Touche LLP has served as our independent registered public accounting firm since our formation in 2009.

Although the submission of this matter for approval by stockholders is not required by our bylaws or otherwise, the Board is submitting the appointment of Deloitte & Touche LLP to our stockholders for ratification because we value our stockholders’ views. If our stockholders do not ratify the selection, the Audit Committee may, but is not required to, reconsider whether to retain that firm. Even if the selection is ratified, the Audit Committee, in its discretion, may select a different auditor at any time during the year if it determines that a change would be in the best interests of the Company.

We expect that representatives of Deloitte & Touche LLP will be present at the Annual Meeting. They will have the opportunity to make a statement if they desire to do so, and they will be available to answer appropriate questions.

VOTE REQUIRED

Ratification of this proposal requires the affirmative vote of a majority of all of the votes cast on the proposal at the Annual Meeting. Abstentions are not votes cast and will have no effect on the vote on this proposal.

THE BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2022

AUDIT FEES

The aggregate fees billed for professional services provided by Deloitte & Touche LLP for the annual audit of our financial statements, and for audit-related, tax and other services performed in 2021 and 2020, are as follows:

	2021	2020

Audit fees(1)	$1,238,992	$890,000

Audit-related fees(2)	455,000	10,000

Tax fees(3)	140,779	93,573

All other fees	-	-

Total fees	$1,834,771	$993,573

(1)

Includes aggregate fees billed for annual audit and quarterly reviews of our consolidated financial statements, including services related to the Company’s adoption of certain new accounting pronouncements.

2022 PROXY STATEMENT	62

(2)	Includes fees billed for services reasonably related to the performance of the audit and review of the consolidated financial statements, including review of other SEC filings.

(3)	Includes aggregate fees billed for services related to tax advice and planning.

PREAPPROVAL POLICIES

The Audit Committee charter imposes a duty on the Audit Committee to preapprove all audit and non-audit services performed for us by our independent auditors, unless the engagement is entered into pursuant to appropriate preapproval policies established by the Audit Committee or such service falls within available exceptions under SEC rules. The Audit Committee has established a policy regarding preapproval of such services, including the establishment of certain “general” preapprovals, subject to specified cost levels. For requests or applications for services where specific preapproval by the Audit Committee is not required, our management determines whether such services have general preapproval, and informs the Audit Committee on a timely basis of any such services rendered by the independent auditors.

Requests or applications to provide services that require specific preapproval by the Audit Committee are submitted to the Audit Committee by both the independent auditors and the Chief Executive Officer. The Chair of the Audit Committee has been delegated the authority to specifically preapprove certain services not covered by the general preapproval guidelines, provided that such preapprovals are disclosed to the full Audit Committee at the next regularly scheduled meeting. All services rendered by Deloitte & Touche LLP for the year ended December 31, 2021 were preapproved in accordance with the policies and procedures described above.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee reviews the financial reporting process on behalf of the Board. Our management has the primary responsibility for the financial statements and the reporting process, including the system of internal control over financial reporting. Membership on the Audit Committee does not call for the professional training and technical skills generally associated with career professionals in the field of accounting and auditing. In addition, the independent auditors devote more time and have access to more information than does the Audit Committee. Accordingly, the Audit Committee’s role does not provide any special assurance with regard to our financial statements, nor does it involve a professional evaluation of the quality of the audits performed by the independent auditors. In this context, the Audit Committee reviewed the 2021 audited consolidated financial statements with management, including a discussion of the quality and acceptability of our financial reporting, the reasonableness of significant judgments, and the clarity of disclosures in the consolidated financial statements.

The Audit Committee reviewed with Deloitte & Touche LLP, which is responsible for expressing an opinion on the conformity of those audited consolidated financial statements with U.S. generally accepted accounting principles, their judgments as to the quality and the acceptability of the consolidated financial statements and discussed the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC. The Audit Committee received from and discussed with Deloitte & Touche LLP the written disclosures and the letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding that firm’s independence from us. In addition, the Audit Committee considered whether Deloitte & Touche LLP’s provision of non-audit services is compatible with maintaining its independence from us.

2022 PROXY STATEMENT	63

The Audit Committee discussed with Deloitte & Touche LLP the overall scope and plans for the audit. The Audit Committee meets periodically, and at least quarterly, with Deloitte & Touche LLP, with and without management present, to discuss the results of their examinations, their evaluations of our internal controls, and the overall quality of our financial reporting.

In reliance on these reviews and discussions, the Audit Committee recommended to the Board, and the Board approved, the inclusion of the 2021 audited consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2021 for filing with the SEC.

Submitted by the Audit Committee

Leslie T. Chao (Chair)

Elizabeth O. Fischer

Stephen R. Quazzo

Gregory S. Wood

The foregoing report shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act or the Exchange Act, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under the Exchange Act.

2022 PROXY STATEMENT	64

Securities Authorized for Issuance Under Equity Compensation Plans

Information related to the Company’s equity compensation plans, including the number of unvested awarded shares outstanding and the number of shares available for future issuance as of December 31, 2021 under such plans, is as follows:

	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants, and Rights(1)	(b) Weighted-Average Exercise Price of Outstanding Options, Warrants, and Rights	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in column (a))(2)

Equity compensation plans approved by security holders	2,248,968	$-	4,924,238

Equity compensation plans not approved by securityholders	-	-	-

Total	2,248,968	$-	4,924,238

(1)

Includes approximately 1.1 million and 0.3 million performance stock units (“PSUs”) at maximum achievement level under the plan metrics that were issued under our Amended and Restated 2010 Long-Term Incentive Plan (the “2010 Plan”) and our 2020 Omnibus Incentive Plan (the “2020 Plan”), respectively. Based upon results to date, we currently expect a total of approximately 0.6 million of such PSUs to vest.

(2)	Represents shares of our common stock available for grants under the 2020 Plan. There were no shares available under the 2010 Plan as of December 31, 2021.

2022 PROXY STATEMENT	65

Beneficial Ownership of Common Stock

The following table sets forth information, as of March 18, 2022, regarding the beneficial ownership of shares of our common stock and OP units, which are redeemable for cash or, at our election, shares of our common stock on a one-for-one basis for: (i) each director; (ii) each NEO; (iii) all directors and executive officers as a group; and (iv) any person known to us to be the beneficial owner of more than 5% of our common stock.

The SEC defines “beneficial ownership” of a security to mean the possession, directly or indirectly, of voting power and/or investment power over such security. The OP Units held by a person, and the RSUs, Class B Units and Class C Units held by a person that are vested as of, or that will vest within 60 days of, March 18, 2022 are deemed to be outstanding and beneficially owned shares of common stock for purposes of the table below for such person, but are not deemed outstanding for the purpose of computing the percentage of beneficial ownership for any other person. Class B Units and Class C Units are issued under our LTI program and are intended to qualify as profits interests in the Operating Partnership and, pursuant to our Operating Partnership’s partnership agreement, automatically convert on a one-for-one basis into OP Units once the Class B Units or Class C Units, as applicable, achieve parity with the OP Units (based on capital account balance per unit) and have satisfied all applicable time-vesting and performance-vesting conditions.

Unless otherwise indicated, the address of each individual listed below is c/o Phillips Edison & Company, Inc., 11501 Northlake Drive, Cincinnati, Ohio 45249.

	Shares/Units Beneficially Owned

Name of Beneficial Owner	Common		OP Units(1)		Total		Ownership Percentage(2)

Non-Employee Directors

Leslie T. Chao	28,555		*		28,555	(3)(4)	*

Elizabeth O. Fischer	8,143		*		8,143	(4)	*

Paul J. Massey, Jr.	16,672		*		16,672	(4)	*

Stephen R. Quazzo	33,721		*		33,721	(4)	*

Jane E. Silfen	8,143		*		8,143	(4)	*

John A. Strong	10,535		*		10,535	(4)	*

Gregory S. Wood	13,606		*		13,606	(4)	*

NEOs Jeffrey S. Edison	314,400	(5)	8,472,870	(6)	8,787,270		7.2%

Devin I. Murphy	13,575		606,094	(7)	619,669		*

Robert F. Myers	7,835		108,591	(8)	116,426		*

John P. Caulfield	12,275		1,257		13,532		*

Tanya E. Brady	9,177		686		9,863		*

All directors and executive officers as a group (12 persons)	476,637		9,189,498		9,666,135		7.9%

*	Less than 1%.

(1)	There were an aggregate of 14,540,495 OP Units outstanding and not directly or indirectly held by the Company as of March 18, 2022.

(2)

Based on 113,819,146 shares of our common stock outstanding, including Restricted Stock held by non-employee directors, as of March 18, 2022, plus for each person, the OP Units held by that person, and the Class B Units, Class C Units and RSUs held by that person that are vested as of, or that will

2022 PROXY STATEMENT	66

vest within 60 days of, March 18, 2022. These rights to acquire common stock are deemed to be outstanding shares of common stock in calculating the total beneficial ownership and percentage of beneficial ownership of an individual (and the group) but are not deemed to be outstanding as to any other person.

(3)	Includes 189 shares held by Mr. Chao’s wife.

(4)	Includes 3,389 shares of unvested Restricted Stock.

(5)

Represents (i) 158,292 shares of common stock held directly, (ii) 77,354 shares of our common stock held by PELP, as to which Mr. Edison has voting and dispositive power, (iii) 12,088 shares of common stock held by Edison Properties LLC, (iv) 33,333 shares of common stock held by Mother’s Trust, and (v) 33,333 shares of common stock held by Father’s Trust, as to which Mr. Edison has shared voting and dispositive power.

(6)

Represents (i) 3,098,481 OP Units and 4,499 Class C Units held directly that are vested as of, or will vest within 60 days of, March 18, 2022, (ii) 1,134,215 OP Units held by Edison Properties LLC, as to which Mr. Edison has shared voting and dispositive power, (iii) 60,583 OP units held by Father’s Trust, (iv) 276,927 OP units held by Old 97, Inc., as to which Mr. Edison has shared voting and dispositive power, (v) 211,266 OP units held by a trust, of which Mr. Edison’s wife is the trustee, (vi) 500,593 OP Units held by a trust, of which Mr. Edison is the trustee, (vii) 2,424,406 OP units held by a trust, of which Mr. Edison’s wife is the trustee, (viii) 431,233 OP Units held by a trust, of which Mr. Edison is co-trustee and (ix) 330,667 OP units held by Edison Ventures Trust, of which Mr. Edison is trustee. Except for the securities held directly by Mr. Edison, Mr. Edison disclaims beneficial ownership of the remaining securities except to the extent of his pecuniary interest therein.

(7)

Represents (i) 216,363 OP Units and 11,243 Class B Units held directly that are vested as of, or will vest within 60 days of, March 18, 2022 and (ii) 378,488 OP Units held by DJM Investments LLC, as to which Mr. Murphy has voting and dispositive power.

(8)	Represents 107,207 OP Units and 1,384 Class C Units that are vested as of, or will vest within 60 days of, March 18, 2022.

2022 PROXY STATEMENT	67

Related Party Transactions

RELATED PERSON TRANSACTIONS POLICY AND PROCEDURES

The Board has adopted a Related Person Transactions Policy and Procedures in conformity with Nasdaq requirements that requires certain transactions to be reviewed and approved or ratified by the Audit Committee. The policy applies to all transactions or a series of transactions (i) in which the aggregate amount involved will or may exceed $120,000 in any fiscal year, (ii) between the Company and a director, executive officer or beneficial owner of more than 5% of our common stock, or immediate family member of the foregoing (“related person”) and (iii) in which such related person had, has or will have a direct or indirect material interest. In the course of its review and approval or ratification of such a transaction, the Audit Committee routinely considers the relevant known facts and circumstances of each such transaction, including whether the transaction is on terms comparable to those that could be obtained in arm’s-length dealings with an unrelated third party, whether the transaction arose in the ordinary course of business, and the extent of the related person’s interest in the transaction, taking into account the conflicts of interest and corporate opportunity provisions of our Code of Business Conduct and Ethics. If advance Audit Committee approval of a related party transaction is not feasible, then a related party transaction may be preliminarily entered into upon prior approval of the transaction by the Chairperson of the Audit Committee, subject to ratification of the transaction at the Audit Committee’s next regularly scheduled meeting. If ratification is not obtained at the Audit Committee’s next regularly scheduled meeting, then all reasonable efforts will be taken to cancel or nullify the transaction. A transaction that was not initially recognized as a related party transaction will be presented to the Audit Committee for ratification at the next regularly scheduled meeting promptly after recognition of such as a related party transaction. If ratification of such is not obtained at the Audit Committee’s next regularly scheduled meeting, then all reasonable efforts will be taken to cancel or nullify such transaction if it is not ratified.

The Audit Committee has preapproved certain transactions, including: (i) any compensation to an executive officer or director if such compensation is required to be reported in the Company’s proxy statement or Annual Report on Form 10-K under Item 402 of Regulation S-K and has been approved by the Board or the Compensation Committee, or would have been required to be reported if the executive was a NEO and such compensation has been approved, or recommended to the Board for approval, by the Compensation Committee; and (ii) any transaction in the ordinary course of business where the related person’s interest arises solely (a) as an employee, director or beneficial owner, together with any other related person beneficial owners, of less than 10% of the equity of the company party to the transaction, (b) in the case of limited partnerships, from a limited partner whose interest in the partnership party to the transaction, together with any other related person limited partners, is less than 10%, and who has no other position in the partnership and is not a general partner, or (c) from any charitable contribution, grant or endowment to a charitable organization, foundation or university where a related person other than a 5% shareholder that is not a natural person is an employee, if the aggregate amount involved in the current or any of the past three fiscal years does not exceed the greater of $200,000 or 5% of the total consolidated gross revenues for that year.

2022 PROXY STATEMENT	68

AGREEMENTS WITH RELATED PERSONS

Tax Protection Agreements

We, the Operating Partnership, and certain persons who are limited partners of the Operating Partnership, or the protected partners, entered into a tax protection agreement (the “2017 TPA”) on October 4, 2017 in connection with the closing of the October 2017 transaction pursuant to which we internalized our management structure through the acquisition of certain real estate assets and the third-party investment management business of PELP, in exchange for OP units and cash (the “PELP Transaction”). The 2017 TPA requires the indemnification of the protected partners for tax liabilities in certain instances, as detailed below. As a result of our effective tax planning and use of tax-deferred exchanges under Section 1031 (“Section 1031 Exchanges”) of the Code, no liability under the 2017 TPA has been incurred to date. We believe that we will either (i) continue to own and operate the remaining protected properties or (ii) be able to successfully complete Section 1031 Exchanges (unless there is a change in applicable law) or complete other tax efficient transactions to avoid any liability under the 2017 TPA during the term of the 2017 TPA.

In accordance with the 2017 TPA, if, during the period beginning on October 4, 2017 and ending on October 4, 2027, or the tax protection period, the Operating Partnership: (i) without the written approval of the “Partners’ Representative” (as defined in the 2017 TPA), (A) sells, exchanges, transfers or otherwise disposes of certain properties in a transaction that would result in the recognition of taxable income or gain by any protected partner under Section 704(c) of the Code, or (B) undertakes any merger, combination, consolidation or similar transaction (including a transfer of all or substantially all assets), or a fundamental transaction, that would result in the recognition of taxable income or gain by any protected partner; or (ii) fails (without the written approval of the Partners’ Representative) to maintain certain minimum levels of indebtedness that would be allocable to each protected partner for tax purposes or, under certain circumstances, to offer the protected partners the opportunity to guarantee certain types of the Operating Partnership’s indebtedness, then the Operating Partnership will pay each affected protected partner cash equal to the estimated applicable “make whole amount.” The “make whole amount” applicable to a transfer or transaction described in clause (i) above is generally equal to the sum of (1) the product of the applicable amount of income or gain recognized by the protected partner in respect of such transfer or transaction, multiplied by an assumed tax rate (based on the highest combined statutory U.S. federal and state tax rate), plus (2) a tax gross-up amount. The “make whole amount” applicable to a breach by the Operating Partnership of the obligations described in clause (ii) above is generally equal to the sum of (1) the product of the amount of income or gain recognized by the protected partner by reason of such breach, multiplied by an assumed tax rate, plus (2) a tax gross-up amount. As of December 31, 2021, 30 of our 268 wholly-owned properties, four outparcels and the land under which one of our properties is located, comprising approximately 11.9% of our annualized base rent, are subject to the protection described in clause (i) above, and the potential “make-whole amount” on the estimated aggregate amount of built-in gain subject to such protection is approximately $146.8 million.

Additionally, in the event a fundamental transaction occurs during the tax protection period in which the Company or the Operating Partnership is acquired by, or merged with or into, certain acquiror entities, each protected partner shall be provided with certain choices of consideration for each of their OP units, including (i) the same consideration that is paid with respect to each share of our common stock and (ii) units of partnership interest in certain acquiror partnerships. During the tax protection period, if a protected partner elects to receive the units described in clause (ii) in the preceding sentence and the

2022 PROXY STATEMENT	69

Company, the Operating Partnership or their successors fail (without the written approval of the Partners’ Representative) to comply with certain equity, leverage or distribution obligations, then to the extent any protected partner elects to, or is required to, receive the consideration payable with respect to the redemption, exchange or other liquidity rights relating to such units, the Operating Partnership will pay each affected protected partner an amount of cash equal to the estimated applicable “make whole amount.” The “make whole amount” applicable to such transaction is generally equal to the sum of (1) the product of the amount of income or gain recognized by the protected partner in respect of such transaction, multiplied by an assumed tax rate, plus (2) a tax gross-up amount.

We and the Operating Partnership entered into an additional tax protection agreement (the “2021 TPA”) on July 19, 2021 with Mr. Edison, Mr. Murphy and Mr. Myers, which will become effective upon the expiration of the 2017 TPA. The 2021 TPA generally has the following terms: (i) the 2021 TPA will severally provide to Mr. Edison, Mr. Murphy and Mr. Myers the same protection provided under the 2017 TPA until 2031, so long as (a) Mr. Edison, Mr. Murphy or Mr. Myers (or their permitted transferees), as applicable, individually owns at least 65% of the OP units owned by him as of July 19, 2021 and (b) in the case of Mr. Murphy or Mr. Myers, Mr. Edison individually owns at least 65% of the OP units owned by him as of July 19, 2021; and (ii) following the expiration of the four-year tax protection period under the 2021 TPA in 2031, for so long as Mr. Edison holds at least $5 million in value of OP units, (a) Mr. Edison will have the opportunity to guarantee debt of the Operating Partnership or enter into a “deficit restoration” obligation, and (b) the Operating Partnership will provide reasonable notice to Mr. Edison before effecting a significant transaction reasonably likely to result in the recognition of more than one-third of the built-in gain allocated to Mr. Edison that was protected under the 2017 TPA as July 19, 2021, and will consider in good faith any proposal made by Mr. Edison relating to structuring such transaction in a manner to avoid or mitigate adverse tax consequences to him; provided, however, that any such proposal by Mr. Edison would not, in the sole discretion of the Board, adversely affect or be reasonably likely to adversely affect the Company (including with respect to the timing or certainty of closing of any such transaction). The Operating Partnership has no obligation to ensure that the counterparty in a transaction accepts any alternative structure proposed by Mr. Edison.

Mr. Edison is a protected partner and the “Partners’ Representative” under the 2017 TPA and the 2021 TPA. Mr. Murphy and Mr. Myers are also protected partners under the 2017 TPA and the 2021 TPA.

PELP Transaction Contribution Agreement

In connection with the PELP Transaction, we entered into a contribution agreement (as amended, the “PELP Contribution Agreement”) with the Operating Partnership and the contributors listed therein. The PELP Contribution Agreement established an earn-out structure by which the contributors had the right to receive an aggregate of between a minimum of 1,000,000 and a maximum of 1,666,667 OP units as contingent consideration if a liquidity event, including the approval and listing for trading of our common stock on any national securities exchange, was successfully achieved by the Company by December 31, 2021, with the final number determined by the highest volume weighted average price per share of our common stock over any 30-consecutive-trading-day period during the 180 days after the approval and listing for trading of our common stock on a national securities exchange. On January 11, 2022, 768,845.770, 129,233.064 and 18,048.225 OP units were awarded to Mr. Edison, Mr. Murphy and Mr. Myers, respectively, in full satisfaction of the earn-out. OP units are redeemable for cash or, at our election, shares of our common stock on a one-for-one basis, subject to adjustment in certain circumstances.

2022 PROXY STATEMENT	70

Institutional REIT Contribution Agreement

On July 1, 2021, the Operating Partnership and certain of its subsidiaries entered into a contribution agreement, pursuant to which certain subsidiaries of the Operating Partnership contributed certain assets, including ownership interests in 23 wholly-owned properties, to Phillips Edison Institutional REIT LLC (the “Institutional REIT”), in exchange for equity interests in the Institutional REIT in transactions treated as tax-deferred contributions for U.S. federal income tax purposes. In the event we recognize gain on the taxable disposition of the stock of the Institutional REIT during the terms of the 2017 TPA or 2021 TPA, we would incur additional liability under those agreements.

Equity Holder Agreement

We and the Operating Partnership entered into an equity holder agreement at the closing of the PELP Transaction. Among other things, if the shares of our common stock are listed on a national securities exchange and a Form S-3 is filed, each named equity holder (except one who has permanently waived such rights) will have the opportunity to be named as a selling securityholder and to register their shares of our common stock held (or received upon the exchange of their OP units), subject to certain exceptions. Additionally, the equity holder agreement permitted Mr. Edison, or his designee, to be nominated to the Board through 2027, subject to certain terminating events, however, in connection with the execution of the 2021 TPA, such nomination right was terminated, and we no longer have any directors or officers with Board nomination rights.

Aircraft Leases

PECO Air L.L.C. (“PECO Air”), an entity in which Mr. Edison owns a 50% interest, owns an aircraft that the Company uses for business purposes pursuant to two written lease agreements. During 2021, we made aggregate payments of approximately $0.8 million to PECO Air, which represents the aggregate annual flat fee owed pursuant to the two lease agreements. In addition, we entered into an aircraft time sharing agreement with Mr. Edison for personal use of the aircraft leased to us by PECO Air. The FAA limits the costs that can be charged and reimbursed under a time share arrangement. Mr. Edison pays an hourly fee that is within the constraints of the FAA requirements. In 2021, the cost to us exceeded the amount reimbursed by approximately $26,164, which amount is included in the “All Other Compensation” column of the table set forth in “Executive Compensation Tables—Summary Compensation Table.”

2022 PROXY STATEMENT	71

Stockholder Proposals and Director Nominations—2023 Annual Meeting of Stockholders

Any stockholder proposal pursuant to Rule 14a-8 of the rules promulgated under the Exchange Act, to be considered for inclusion in PECO’s proxy materials for the 2023 annual meeting of stockholders, must be received at PECO’s principal executive offices, Phillips Edison & Company, Inc., Attention: Secretary, 11501 Northlake Drive, Cincinnati, Ohio 45249, no later than 5:00 p.m. Eastern Time on November 25, 2022.

In addition, our bylaws currently provide that for director nominations or other business to be properly brought at an annual meeting by a stockholder, the stockholder must comply with the advance notice provisions and other requirements of Section 2.12 of our current bylaws. These notice provisions require that nominations of individuals for election to the Board and the proposal of business to be considered by the stockholders at the 2023 annual meeting of stockholders, together with the information and other materials required by our bylaws, must be received no earlier than October 26, 2022 and no later than 5:00 p.m. Eastern Time on November 25, 2022. In addition to satisfying the foregoing requirements under our current bylaws, to comply with the universal proxy rules (once they become effective), stockholders who intend to solicit proxies in support of director nominees other than PECO’s nominees must provide notice that sets forth the information required by Rule 14a-19 of the rules promulgated under the Exchange Act no later than April 17, 2023. All proposals should be submitted in writing to: Phillips Edison & Company, Inc., Attention: Secretary, 11501 Northlake Drive, Cincinnati, OH 45249. All proposals must be in writing and otherwise in compliance with applicable SEC requirements and our bylaws.

Householding of Proxy Materials

SEC rules permit companies, brokers, banks or other intermediaries to deliver a single copy of a proxy statement and annual report to households at which two or more stockholders reside. This practice, known as ‘‘householding,’’ is designed to reduce duplicate mailings and save significant printing and postage costs, as well as natural resources. Stockholders that have been notified of and consented to householding will receive only one copy of this proxy statement.

If you would like to opt out of this practice for future mailings and receive separate proxy statements and annual reports for each stockholder sharing the same address, please contact your broker, bank or other intermediary. You may also obtain a separate proxy statement or annual report without charge by requesting them in writing at: Phillips Edison & Company, Inc., 11501 Northlake Drive, Cincinnati, Ohio 45249, Attention: Investor Relations; or by calling 1-833-347-5717. We will promptly send additional copies of this proxy statement. Stockholders sharing an address that are receiving multiple copies of this proxy statement can request delivery of a single copy of this proxy statement by contacting their broker, bank or other intermediary or by contacting the Company as indicated above.

2022 PROXY STATEMENT	72

Where You Can Find More Information

PECO files annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. This proxy statement is, and PECO filings with the SEC are, available to the public over the internet at the SEC’s website at www.sec.gov. Investors may also consult our website for more information at www.phillipsedison.com/investors.

Copies of annual, quarterly and current reports, proxy statements and other information required to be filed with the SEC by PECO are available to our stockholders without charge upon written or oral request, excluding any exhibits to those filings. Our stockholders can obtain any of these filings by requesting them in writing at: Phillips Edison & Company, Inc., 11501 Northlake Drive, Cincinnati, Ohio 45249, Attention: Investor Relations; or by calling: 1-833-347-5717.

2022 PROXY STATEMENT	73

Frequently Asked Questions

Regarding Our Annual Meeting

Q:	Why am I being provided with these materials?

A:

We have made these proxy materials available to you via the internet or, upon your request, have delivered printed versions to you by mail in connection with the Board’s solicitation of proxies for our Annual Meeting to be held on June 16, 2022, and any postponements or adjournments of the Annual Meeting. The Annual Meeting will be solely a virtual meeting of stockholders, and will be held at 10:00 A.M., Eastern Time via live webcast at www.virtualshareholdermeeting.com/PECO2022. By use of a proxy, you can vote whether you participate in the Annual Meeting or not. This proxy statement describes the matters on which we would like you to vote and provides information on those matters so that you can make an informed decision. This proxy statement and the related proxy card were first made available to our stockholders on or about March 25, 2022.

Q:	Why are you holding a virtual Annual Meeting?

A:

We believe holding our Annual Meeting via live webcast is an environmentally-friendly way to provide expanded access, improved communication and cost savings for our stockholders and the Company. The virtual meeting provides the same rights to participate as an in-person meeting. Stockholders will not be permitted to physically attend the Annual Meeting. During the Annual Meeting, you may submit questions and vote your shares electronically.

Q:	Who is entitled to vote?

A:

Only holders of record of shares of the Company’s common stock at the close of business on March 18, 2022, the record date, or their duly appointed proxies are entitled to notice of, and to vote at, the Annual Meeting. As of the record date, there were approximately 113,819,146 shares of the Company’s common stock outstanding and approximately 14,540,495 OP units not held by the Company, which are exchangeable for shares of the Company’s common stock.

Q:	Who can participate in the Annual Meeting?

A:

Persons with evidence of stock ownership as of the record date, including both registered holders and stockholders whose shares are held in street name (defined below) can participate in the virtual meeting by visiting www.virtualshareholdermeeting.com/PECO2022. You will need the 16-digit control number included on your Notice Regarding the Availability of Proxy Materials, on your proxy card or on the instructions that accompany your proxy materials. If you do not have a control number, please contact your broker, bank or other nominee as soon as possible so that you can be provided with one. You may also submit questions in advance of the Annual Meeting by visiting www.proxyvote.com/peco and entering your control number. Additional information regarding stockholder questions and participation, rules, procedures and technical support can be viewed 15 minutes prior to the meeting at www.virtualshareholdermeeting.com/PECO2022.

Q:	What is the difference between holding shares as a registered stockholder and as a beneficial owner or in “street name”?

A:

If your shares were registered directly in your name as of the record date with our transfer agent, Computershare Trust Company, N.A., you are considered the “registered stockholder” of those shares. As a stockholder of record, we will mail the Notice Regarding the Availability of Proxy Materials or, if requested, copies of the proxy materials directly to you. If your shares are held in a stock brokerage

2022 PROXY STATEMENT	74

account or by a bank or other nominee (“street name”), you are considered the “beneficial owner” of the shares that are registered in street name. In this case, the Notice Regarding the Availability of Proxy Materials or, if requested, printed proxy materials and our 2021 Annual Report were forwarded to you by your broker, bank or other nominee. As the beneficial owner, you have the right to direct your broker, bank or other nominee how to vote your shares by following the voting instructions included in the materials.

Q:	How many votes do I have?

A:

Each share of the Company’s common stock is entitled to one vote on each of the eight director nominees and one vote on each of the other proposals. Stockholders may not cumulate votes in the election of directors.

Q:	Who is asking for my vote, and who pays for this proxy solicitation?

A:

Your proxy is being solicited by the Board. PECO is paying the cost of soliciting proxies. Proxies may be solicited personally, by telephone, electronically via the internet or by mail. We will pay the cost of soliciting proxies. In accordance with the regulations of the SEC, we also will reimburse brokerage firms and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses incurred in forwarding proxy and solicitation materials to beneficial owners of our common stock.

Q:	What constitutes a “quorum”?

A:

Our bylaws provide that the presence in person or by proxy of stockholders entitled to cast a majority of all the votes entitled to be cast at such meeting on any matter constitutes a quorum at a meeting of our stockholders. Proxies received but marked as abstentions and “broker non-votes,” if any, are treated as being present at the Annual Meeting for purposes of determining whether a quorum is present.

No business may be conducted at the Annual Meeting if a quorum is not present. Pursuant to PECO’s bylaws, the chairman of the meeting may adjourn the Annual Meeting to a later date, time and place announced at the meeting, whether or not a quorum is present and without a vote of stockholders.

Q:	What is a “broker non-vote”?

A:

A “broker non-vote” occurs when shares held by a broker, bank or other nominee are not voted with respect to a proposal because (1) the broker, bank or other nominee has not received voting instructions from the stockholder who beneficially owns the shares and (2) the broker, bank or other nominee lacks the authority to vote the shares at his or her discretion. This means that if the beneficial owner does not provide voting instructions, the broker, bank or other nominee can still vote the shares with respect to matters that are considered to be “routine,” but cannot vote the shares with respect to “non-routine” matters.

Q:	What are the voting requirements of the proposals? How are abstentions and broker non-votes treated?

A:

Proposal 1: Election of Directors – You may vote “FOR,” “AGAINST” or “ABSTAIN” with respect to each nominee. In uncontested elections, an affirmative vote of the majority of the total votes cast for and against such nominee is required for the election of a director. Votes cast includes votes against but excludes abstentions and broker non-votes with respect to a nominee’s election, and abstentions and broker non-votes will have no effect on the election of any director. The majority voting standard does not apply, however, in a contested election where the number of director nominees exceeds the number of directors to be elected at the annual meeting of stockholders. In such circumstances, directors will instead be elected by a plurality of all the votes cast at the annual meeting at which a quorum is present. The election of directors at the Annual Meeting is not contested.

2022 PROXY STATEMENT	75

Proposal 2: Advisory Vote on Executive Compensation – You may vote “FOR,” “AGAINST” or “ABSTAIN” with respect to the advisory resolution on executive compensation, commonly referred to as a “say-on-pay” resolution. Approval requires the affirmative vote of a majority of votes cast on the proposal at the meeting. Abstentions and broker non-votes are not votes cast and will have no effect on the vote on this proposal. The say-on-pay vote is advisory only, and therefore not binding on the Company, the Compensation Committee or our Board. Although non-binding, our Board values the opinions that our stockholders express with their votes and the votes will provide information to the Compensation Committee regarding investor sentiment about our executive compensation philosophy, policies and practices, which the Compensation Committee will be able to consider when determining executive compensation in the future.

Proposal 3: Ratification Appointment of Independent Registered Public Accounting Firm – You may vote “FOR,” “AGAINST” or “ABSTAIN” with respect to the ratification of the independent registered public accounting firm selected by the Audit Committee. Ratification by the stockholders requires the affirmative vote of the majority of votes cast on the proposal at the meeting. Abstentions are not votes cast and will have no effect on the vote on this proposal. Because this proposal is considered “routine”, brokers, banks and other nominees have discretionary authority to vote without receiving instructions. Thus, we do not expect any broker non-votes on this proposal.

Q:	How do I vote?

A:	Registered stockholders or stockholders that hold shares in street name as of the close of business on the record date may vote in one of the following ways (as applicable):

Registered Stockholders:

Internet. You may submit a proxy by going to proxyvote.com/peco with use of the control number on your proxy card. Once at the website, follow the instructions to submit a proxy.

Telephone. You may submit a proxy using the toll-free number at 1-800-690-6903 and follow the recorded instructions. You will be asked to provide the control number from your proxy card.

Mail. You may submit a proxy by completing, signing, dating, and returning your proxy card, or voting instruction card, in the pre-addressed postage-paid envelope provided.

The internet and telephone proxy submission procedures are designed to authenticate stockholders and to allow them to confirm that their instructions have been properly recorded. If you submit a proxy over the internet or by telephone, then you do not need to return a written proxy card or voting instruction card by mail. These internet and telephone facilities will close at 11:59 p.m. Eastern Time on June 15, 2022.

Live Annual Meeting Participation. You may elect to participate in the Annual Meeting via live webcast, through which you may vote online during the Annual Meeting prior to the closing of the polls, and any previous votes that you submitted by mail, telephone or internet will be superseded.

Stockholders holding in street name:

Voting Instructions. You may submit voting instructions to your broker, bank or other nominee. In most instances, you will be able to do this over the internet, by telephone or by mail. Please refer to information from your broker, bank or other nominee on how to submit voting instructions.

Live Annual Meeting Participation. You may elect to participate in the Annual Meeting via live webcast, through which you may vote online during the Annual Meeting prior to the closing of the polls, and any previous votes that you submitted will be superseded.

Q:	How will my proxy be voted?

A:

All PECO shares entitled to vote and represented by properly completed proxies received prior to the Annual Meeting, and not revoked, will be voted at the Annual Meeting as instructed on the proxies. If

2022 PROXY STATEMENT	76

you properly sign, date and return a proxy card, but do not indicate how your shares should be voted on a matter, the shares represented by your proxy will be voted in accordance with the recommendations of the Board. If you hold your shares in “street name,” through a broker, a bank or other nominee, and you do not provide voting instructions to your broker, bank or other nominee on Proposals 1 and 2, which are considered non-routine matters, your broker does not have the authority to vote on those proposals. This is generally referred to as a “broker non-vote.” Proposal 3, ratification of auditors, is considered a routine matter, and your broker has the authority to vote your shares on this proposal in their discretion. If any other business is properly presented at the Annual Meeting, a properly submitted proxy gives authority to each of John P. Caulfield and Tanya E. Brady, or their designee(s), to vote on such matters in accordance with the recommendation of the Board or, in the absence of such a recommendation, in his or her discretion.

Q:	How does the Board recommend I vote?

A:	The Board unanimously recommends that stockholders vote:

•	FOR each of the nominees named in this proxy statement for election as a director;

•	FOR the approval of the non-binding, advisory resolution on executive compensation; and

•	FOR ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2022.

Q:	Once I have submitted my proxy, is it possible for me to change or revoke my proxy?

A:	Yes, a vote may be changed or a previously authorized proxy may be revoked at any time before it is exercised at the Annual Meeting by:

•	notifying our Secretary in writing that you are revoking your proxy;

•

executing and delivering a later-dated proxy card or submitting a later-dated proxy by telephone or via the internet, in either case, so long as we receive such card or later-dated proxy before the Annual Meeting date; or

•	participating in the Annual Meeting via live webcast and voting online during the Annual Meeting prior to the closing of the polls.

Only the most recently submitted proxy will be counted and all others will be discarded regardless of the method of voting.

Stockholders who hold shares in street name may revoke their voting instructions by following the instructions provided by their broker, bank or other nominee.

Q:	Will my vote make a difference?

A:

YES! Your vote is needed to ensure that the proposals can be acted upon. Because we are a widely held company, YOUR VOTE IS VERY IMPORTANT! Please vote promptly. Your immediate response will help avoid potential delays and may save us significant additional expenses associated with soliciting stockholder votes.

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Annex A

Same-Center Net Operating Income

The Company presents Same-Center NOI as a supplemental measure of its performance. The Company defines NOI as total operating revenues, adjusted to exclude non-cash revenue items, less property operating expenses and real estate taxes. For the years ended December 31, 2021, 2020 and 2019, Same-Center NOI represents the NOI for properties that were wholly-owned and operational for the entire portion of all comparable reporting periods and therefore highlights operating trends such as occupancy levels, rental rates, and operating costs. The Company believes Same-Center NOI provides useful information to its investors about its financial and operating performance because it provides a performance measure of the revenues and expenses directly involved in owning and operating real estate assets and provides a perspective not immediately apparent from net income (loss). Other REITs may use different methodologies for calculating Same-Center NOI, and accordingly, PECO’s Same-Center NOI may not be comparable to other REITs.

Same-Center NOI should not be viewed as an alternative measure of the Company’s financial performance as it does not reflect the operations of its entire portfolio, nor does it reflect the impact of general and administrative expenses, depreciation and amortization, interest expense, other income (expense), or the level of capital expenditures and leasing costs necessary to maintain the operating performance of the Company’s properties that could materially impact its results from operations.

Nareit Funds from Operations, Core Funds from Operations and Adjusted Funds from Operations

Nareit FFO is a non-GAAP financial performance measure that is widely recognized as a measure of REIT operating performance. Nareit defines FFO as net income (loss) computed in accordance with GAAP, excluding: (i) gains (or losses) from sales of property and gains (or losses) from change in control; (ii) depreciation and amortization related to real estate; and (iii) impairment losses on real estate and impairments of in-substance real estate investments in investees that are driven by measurable decreases in the fair value of the depreciable real estate held by the unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures are calculated to reflect Nareit FFO on the same basis. The Company calculates Nareit FFO Attributable to Stockholders and OP Unit Holders in a manner consistent with the Nareit definition.

Core FFO is an additional financial performance measure used by the Company as Nareit FFO includes certain non-comparable items that affect its performance over time. The Company believes that Core FFO is helpful in assisting management and investors with the assessment of the sustainability of operating performance in future periods, and that it is more reflective of its core operating performance and provides an additional measure to compare PECO’s performance across reporting periods on a consistent basis by excluding items that may cause short-term fluctuations in net income (loss). To arrive at Core FFO, the Company adjusts Nareit FFO Attributable to Stockholders and OP Unit Holders to exclude certain recurring and non-recurring items including, but not limited to: (i) depreciation and amortization of corporate assets; (ii) changes in the fair value of the earn-out liability; (iii) amortization of unconsolidated joint venture basis differences; (iv) gains or losses on the extinguishment or modification of debt and other; (v) other impairment charges; (vi) transaction and acquisition expenses; and (vii) realized performance income.

2022 PROXY STATEMENT	A-1

Adjusted FFO is calculated as Core FFO adjusted to exclude: (i) straight-line rent and non-cash adjustments, such as amortization of market lease adjustments, debt discounts, deferred financing costs, and market debt adjustments; (ii) recurring capital expenditures, tenant improvement costs, and leasing commissions; (iii) non-cash share-based compensation expenses; and (iv) our prorated share of the aforementioned adjustments for our unconsolidated joint ventures. Adjusted FFO provides further insight into our portfolio performance by focusing on the revenues and expenditures directly involved in our operations and the management of our entire real estate portfolio. Recurring property-related capital expenditures are costs to maintain properties and their common areas, including new roofs, paving of parking lots, and other general upkeep items, and recurring corporate capital expenditures are primarily costs for computer software and equipment.

Nareit FFO, Nareit FFO Attributable to Stockholders and OP Unit Holders, Core FFO and Adjusted FFO should not be considered alternatives to net income (loss) under GAAP, as an indication of the Company’s liquidity, nor as an indication of funds available to cover its cash needs, including its ability to fund distributions. Core FFO and Adjusted FFO may not be useful measures of the impact of long-term operating performance on value if the Company does not continue to operate its business plan in the manner currently contemplated.

Accordingly, Nareit FFO, Nareit FFO Attributable to Stockholders and OP Unit Holders, Core FFO and Adjusted FFO should be reviewed in connection with other GAAP measurements, and should not be viewed as more prominent measures of performance than net income (loss) or cash flows from operations prepared in accordance with GAAP. The Company’s Nareit FFO, Nareit FFO Attributable to Stockholders and OP Unit Holders, Core FFO and Adjusted FFO, as presented, may not be comparable to amounts calculated by other REITs.

Earnings Before Interest, Taxes, Depreciation, and Amortization for Real Estate and Adjusted EBITDAre

Nareit defines EBITDAre as net income (loss) computed in accordance with GAAP before (i) interest expense, (ii) income tax expense, (iii) depreciation and amortization, (iv) gains or losses from disposition of depreciable property, and (v) impairment write-downs of depreciable property. Adjustments for unconsolidated partnerships and joint ventures are calculated to reflect EBITDAre on the same basis.

Adjusted EBITDAre is an additional performance measure used by the Company as EBITDAre includes certain non-comparable items that affect the Company’s performance over time. To arrive at Adjusted EBITDAre, the Company excludes certain recurring and non-recurring items from EBITDAre, including, but not limited to: (i) changes in the fair value of the earn-out liability; (ii) other impairment charges; (iii) amortization of basis differences in the Company’s investments in its unconsolidated joint ventures; (iv) transaction and acquisition expenses; and (v) realized performance income.

The Company has included the calculation of EBITDAre to better align with publicly traded REITs. The Company uses EBITDAre and Adjusted EBITDAre as additional measures of operating performance which allow it to compare earnings independent of capital structure, determine debt service and fixed cost coverage, and measure enterprise value. Additionally, the Company believes they are a useful indicator of its ability to support its debt obligations. EBITDAre and Adjusted EBITDAre should not be considered as

2022 PROXY STATEMENT	A-2

alternatives to net income (loss), as an indication of the Company’s liquidity, nor as an indication of funds available to cover its cash needs, including its ability to fund distributions. Accordingly, EBITDAre and Adjusted EBITDAre should be reviewed in connection with other GAAP measurements, and should not be viewed as more prominent measures of performance than net income (loss) or cash flows from operations prepared in accordance with GAAP. The Company’s EBITDAre and Adjusted EBITDAre, as presented, may not be comparable to amounts calculated by other REITs.

Same-Center Net Operating Income

The tables below compare same-center NOI (dollars in thousands):

	Year Ended December 31,		Favorable (Unfavorable)

	2021	2020	$ Change	% Change

Revenues:

Rental income(1)	$361,297	$356,096	$5,201

Tenant recovery income	115,989	120,475	(4,486)

Reserves for uncollectibility(2)	1,876	(26,243)	28,119

Other property income	2,761	2,570	191

Total revenues	481,923	452,898	29,025	6.4%

Operating expenses:

Property operating expenses	72,226	68,101	(4,125)

Real estate taxes	62,929	64,420	1,491

Total operating expenses	135,155	132,521	(2,634)	(2.0)%

Total Same-Center NOI	$346,768	$320,377	$26,391	8.2%

(1)	Excludes straight-line rental income, net amortization of above- and below-market leases, and lease buyout income.

(2)

Includes billings that will not be recognized as revenue until cash is collected or the Neighbor resumes regular payments and/or we deem it appropriate to resume recording revenue on an accrual basis, rather than on a cash basis.

	Year Ended December 31,		Favorable (Unfavorable)

	2021	2019	$ Change	% Change

Revenues:

Rental income(1)	$352,400	$342,706	$9,694

Tenant recovery income	113,046	115,269	(2,223)

Reserves for uncollectibility(2)	1,736	(4,714)	6,450

Other property income	2,477	2,384	93

Total revenues	469,659	455,645	14,014	3.1%

Operating expenses:

Property operating expenses	70,246	66,394	(3,852)

Real estate taxes	61,458	63,836	2,378

Total operating expenses	131,704	130,230	(1,474)	(1.1)%

Total Same-Center NOI	$337,955	$325,415	$12,540	3.9%

2022 PROXY STATEMENT	A-3

(1)	Excludes straight-line rental income, net amortization of above- and below-market leases, and lease buyout income.

(2)

Includes billings that will not be recognized as revenue until cash is collected or the Neighbor resumes regular payments and/or we deem it appropriate to resume recording revenue on an accrual basis, rather than on a cash basis.

Same-Center Net Operating Income Reconciliation-Below is a reconciliation of Net Income (Loss) to NOI and Same-Center NOI (in thousands):

	Year Ended December 31,

	2021	2020	2019

Net income (loss)	$17,233	$5,462	$(72,826)

Adjusted to exclude:

Fees and management income	(10,335)	(9,820)	(11,680)

Straight-line rental income(1)	(9,404)	(3,356)	(9,079)

Net amortization of above- and below-market leases	(3,581)	(3,173)	(4,185)

Lease buyout income	(3,485)	(1,237)	(1,166)

General and administrative expenses	48,820	41,383	48,525

Depreciation and amortization	221,433	224,679	236,870

Impairment of real estate assets	6,754	2,423	87,393

Interest expense, net	76,371	85,303	103,174

Gain on disposal of property, net	(30,421)	(6,494)	(28,170)

Other expense (income), net	34,361	(9,245)	676

Property operating expenses related to fees and management income	4,855	6,098	6,264

NOI for real estate investments	352,601	332,023	355,796

Less: Non-same-center NOI(2)	(5,833)	(11,646)	(27,452)

Total Same-Center NOI	$346,768	$320,377	$328,344

Less: Centers not included in 2019 Same-Center	(8,813)		(2,929)

Total Same-Center NOI - adjusted for 2019	$337,955		$325,415

(1)	Includes straight-line rent adjustments for Neighbors for whom revenue is being recorded on a cash basis.

(2)	Includes operating revenues and expenses from non-same-center properties which includes properties acquired or sold and corporate activities.

2022 PROXY STATEMENT	A-4

Nareit Funds from Operations, Core Funds from Operations and Adjusted Funds from Operations

The following table presents the Company’s calculation of Nareit FFO Attributable to Stockholders and OP Unit Holders, Core FFO and Adjusted FFO and provides additional information related to its operations (in thousands, except per share amounts):

	Year Ended December 31,

	2021	2020

Calculation of Nareit FFO Attributable to Stockholders and OP Unit Holders

Net income	$17,233	$5,462

Adjustments:

Depreciation and amortization of real estate assets	217,564	218,738

Impairment of real estate assets	6,754	2,423

Gain on disposal of property, net	(30,421)	(6,494)

Adjustments related to unconsolidated joint ventures	72	1,552

Nareit FFO attributable to stockholders and OP unit holders	$211,202	$221,681

Core FFO

Nareit FFO attributable to stockholders and OP unit holders	$211,202	$221,681

Adjustments:

Depreciation and amortization of corporate assets	3,869	5,941

Change in fair value of earn-out liability	30,436	(10,000)

Other impairment charges	-	359

Amortization of unconsolidated joint venture basis differences	1,167	1,883

Transaction and acquisition expenses	5,363	539

Loss on extinguishment or modification of debt and other, net	3,592	4

Realized performance income	(675)	-

Core FFO	$254,954	$220,407

Adjusted FFO

Core FFO	$254,954

Adjustments:

Straight-line and non-cash adjustments	(6,748)

Capital expenditures and leasing commissions(1)	(52,009)

Non-cash share-based compensation expense	13,530

Adjustments related to unconsolidated joint ventures	(783)

Adjusted FFO	$208,944

Nareit FFO Attributable to Stockholders and OP Unit Holders/Core FFO/Adjusted FFO per Diluted Share(2)

Weighted-average shares of common stock outstanding - diluted	116,672	111,156

Nareit FFO attributable to stockholders and OP unit holders per share - diluted	$1.81	$1.99

Core FFO per share - diluted	$2.19	$1.98

Adjusted FFO per share - diluted	$1.79

(1)	Excludes development and redevelopment projects.

2022 PROXY STATEMENT	A-5

(2)

Restricted stock awards were dilutive to Nareit FFO attributable to stockholders and OP unit holders per share, Core FFO and Adjusted FFO per share for the years ended December 31, 2021 and 2020, and, accordingly, their impact was included in the weighted-average shares of common stock used in their respective per share calculations.

EBITDAre and Adjusted EBITDAre

The following table presents the Company’s calculation of EBITDAre and Adjusted EBITDAre (in thousands):

	Year Ended December 31,

	2021	2020

Calculation of EBITDAre

Net income	$17,233	$5,462

Adjustments:

Depreciation and amortization	221,433	224,679

Interest expense, net	76,371	85,303

Gain on disposal of property, net	(30,421)	(6,494)

Impairment of real estate assets	6,754	2,423

Federal, state, and local tax expense	327	491

Adjustments related to unconsolidated joint ventures	1,431	3,355

EBITDAre	$293,128	$315,219

Calculation of Adjusted EBITDAre

EBITDAre	$293,128	$315,219

Adjustments:

Change in fair value of earn-out liability	30,436	(10,000)

Amortization of unconsolidated joint venture basis differences	1,167	1,883

Transaction and acquisition expenses	5,363	539

Realized performance income	(675)	-

Other impairment charges	-	359

Adjusted EBITDAre	$329,419	$308,000

2022 PROXY STATEMENT	A-6

Financial Leverage Ratios

The Company believes its net debt to Adjusted EBITDAre allows it access to future borrowings as needed in the near term. The following table presents the Company’s calculation of net debt, inclusive of its prorated portion of net debt and cash and cash equivalents owned through its unconsolidated joint ventures, as of December 31, 2021 and 2020 (in thousands):

	December 31, 2021	December 31, 2020

Net debt:

Total debt, excluding discounts, market adjustments, and deferred financing expenses	$1,941,504	$2,345,620

Less: Cash and cash equivalents	93,109	104,952

Total net debt	$1,848,395	$2,240,668

The following table presents the calculation of net debt to Adjusted EBITDAre as of December 31, 2021 and 2020 (dollars in thousands):

	December 31, 2021	December 31, 2020

Net debt to Adjusted EBITDAre - annualized:

Net debt	$1,848,395	$2,240,668

Adjusted EBITDAre - annualized(1)	329,419	308,000

Net debt to Adjusted EBITDAre - annualized	5.6x	7.3x

(1)	Adjusted EBITDAre is based on a trailing twelve-month period.

2022 PROXY STATEMENT	A-7

SCAN TO VIEW MATERIALS & VOTE w 11501 NORTHLAKE DRIVE VOTE BY INTERNET CINCINNATI, OH 45249 Before The Meeting - Go to www.proxyvote.com/peco or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/PECO2022 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: D72814-P70868 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY PHILLIPS EDISON & COMPANY, INC. The Board of Directors recommends a vote FOR all nominees listed in Proposal 1. 1. Election of Directors The Board of Directors recommends you vote FOR Proposals Nominees: For Against Abstain 2 and 3. For Against Abstain 2. Approve a non-binding, advisory resolution on executive 1a. Jeffrey S. Edison compensation as more fully described in the proxy statement for the annual meeting. 1b. Leslie T. Chao 3. Ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2022. 1c. Elizabeth O. Fischer NOTE: The proxies are authorized to vote in their discretion on such other business as may properly come before the Annual 1d. Paul J. Massey, Jr. Meeting or any adjournment or postponement thereof. 1e. Stephen R. Quazzo 1f. Jane E. Silfen 1g. John A. Strong 1h. Gregory S. Wood Please sign exactly as your name appears on this proxy card and date. When shares of common stock are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by general partner or other authorized person. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

PROXY FOR THE 2022 ANNUAL MEETING OF STOCKHOLDERS PHILLIPS EDISON & COMPANY, INC. June 16, 2022 At 10:00 A.M. Eastern Time Via live webcast at www.virtualshareholdermeeting.com/PECO2022 Your Vote is Very Important! IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2022 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 16, 2022: The Notice and Proxy Statement and 2021 Annual Report are available at www.proxyvote.com/peco. D72815-P70868 Phillips Edison & Company, Inc. 11501 Northlake Drive, Cincinnati, Ohio 45249 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned stockholder hereby appoints each of John P. Cauleld and Tanya E. Brady, as proxy and attorney-in-fact, each with the power to appoint his or her substitute, on behalf and in the name of the undersigned, to attend the 2022 annual meeting of stockholders of Phillips Edison & Company, Inc. (the “Company”) to be held at 10:00 A.M. Eastern Time, on June 16, 2022, and at any adjournment or postponement thereof, and to cast on behalf of the undersigned all of the votes that the undersigned would be entitled to cast at said meeting and to otherwise represent the undersigned at said meeting with all powers possessed by the undersigned if personally present at said meeting. The undersigned acknowledges receipt of the notice of the 2022 annual meeting of stockholders, the notice and proxy statement and the 2021 annual report, the terms of each of which are incorporated herein by reference, and revokes any proxy heretofore given with respect to said meeting. The votes entitled to be cast by the undersigned will be cast in the manner directed herein by the undersigned stockholder. If this proxy is executed but no direction is made, the votes entitled to be cast by the undersigned will be cast (i) “FOR” all nominees in Proposal 1 and (ii) “FOR” Proposals 2 and 3. The votes entitled to be cast by the undersigned will be cast in the discretion of the Proxy holder on any other matter that may properly come before the meeting or any adjournment or postponement thereof. PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED POSTAGE-PAID RETURN ENVELOPE. IF YOU AUTHORIZE YOUR PROXY BY INTERNET OR TELEPHONE, YOU DO NOT NEED TO MAIL YOUR PROXY CARD.